Exhibit 10.18
CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS CONFIDENTIAL AND HAS BEEN EXCLUDED BECAUSE (I) IT IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.
LEASE
BY AND BETWEEN
MENLO PARK PORTFOLIO II, LLC, LESSOR
AND
PACIFIC BIOSCIENCES OF CALIFORNIA, INC., a Delaware corporation,
LESSEE
Menlo Business Park
1315 O’Brien Drive [To be re-addressed to 1305 O’Brien Drive]
Menlo Park, California 94025
July 22, 2015

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TABLE OF CONTENTS
(continued)

		Page
31.	No Termination Right	47
32.	Lessor’s Entry	47
33.	Attorneys’ Fees	47
34.	Quiet Enjoyment	47
35.	Financial Information	48
36.	SDN List	48
37.	General Provisions	48
SCHEDULE OF EXHIBITS

EXHIBIT “A”	The Land
EXHIBIT “B”	Menlo Business Park Master Plan
EXHIBIT “C”	Floor Plan of Building #3
EXHIBIT “D”	Commencement Memorandum
EXHIBIT “E”	Lessee’s Hazardous Materials
EXHIBIT “F”	Work Letter

SCHEDULE “F-1”	Description of Warm Shell
SCHEDULE “F-2”	Preliminary Budget for Warm Shell Work
SCHEDULE “F-3”	Space Plans for Market Ready Improvements and Tenant Improvements
SCHEDULE “F-4”	Preliminary Combined Budget and List of Inclusions/Exclusions for Market Ready Improvements and Tenant Improvements
SCHEDULE “F-5”	Construction Schedule

EXHIBIT “G”	Lessee’s Property

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L E A S E
Menlo Business Park
Building #3
1315 O’Brien Drive [to become 1305 O’Brien Drive]
Menlo Park, California 94025
THIS LEASE, referred to herein as this “Lease,” is made and entered into as of July 22, 2015, (the “Effective Date”) by and between MENLO PARK PORTFOLIO II, LLC, a Delaware limited liability company “Lessor,” and PACIFIC BIOSCIENCES OF CALIFORNIA, INC., a Delaware corporation, hereafter referred to as “Lessee”.
RECITALS:
A.Lessor is the owner of the real property located in Menlo Business Park, Menlo Park, California, commonly referred to as 1315 O’Brien Drive [to be re-addressed 1305 O’Brien Drive], more particularly described on Exhibit “A” attached hereto and incorporated by reference herein, together with all easements and appurtenances thereto (collectively, the “Land”) and the existing buildings thereon, referred to as Building #3, containing approximately 217,770 rentable square feet and all other improvements located thereon (collectively, the “Improvements”). The Land and Improvements are referred to herein collectively as the “Property.” The Property is shown as a part of the Menlo Business Park Master Plan and is attached hereto as Exhibit “B” and incorporated by reference herein, and identifies the properties that comprise the Menlo Business Park. Building #3 is referred to herein as the “Building.” The floor plan of the Building is attached hereto as Exhibit “C” and incorporated by reference herein.
B.Lessor and Lessee wish to enter into this Lease of the Premises defined in Paragraph 1 upon the terms and conditions set forth herein.
NOW, THEREFORE, the parties agree as follows:
1.Lease. Lessor hereby leases to Lessee, and Lessee leases from Lessor, at the rental rate and upon the terms and conditions set forth herein, the Premises (as hereinafter defined). Beginning on the Commencement Date (as defined in Paragraph 2(a)), Lessor hereby leases to Lessee, and Lessee leases from Lessor, the portion of the Building consisting of approximately One Hundred Eighty Thousand (180,000) rentable square feet, as shown on the floor plan of the Building attached hereto as Exhibit “C” (the “Premises”). The Building is currently estimated to be approximately Two Hundred Seventeen Thousand Seven Hundred Seventy (217,770) rentable square feet. Lessor and Lessee acknowledge that the Building will be re-measured in accordance with the Dripline BOMA standard following the Effective Date. Following such re-measurement of the Building, Lessee’s Pro Rata Share of the Building and the Park Expenses (as both shares are described in Paragraph 6(a) below) shall be adjusted based on such re-measurement of the Building. The parties hereby acknowledge and agree that the re-measurement of the Building shall not impact the rentable square footage of the Premises as set forth herein. Throughout the term of this Lease, Lessee shall also have the non-exclusive right to use Lessee’s share of the on-site parking spaces pursuant to Paragraph 29, and the non-exclusive right to use the common areas of the Building and the other Improvements on the Property intended for use in common by the tenants of the Property.
2.Term.
(a)The term of this Lease (the “Term”) shall commence on the date that is the later of April 15, 2016, or the date by which all of the following conditions have occurred (the “Commencement Date”): (1) Lessor shall have delivered possession of the Premises to Lessee in broom clean condition, (2) the Work has been Substantially Completed (as defined in the Work Letter attached as Exhibit “F” hereto) including the Tenant Improvements summarized on Schedule “F-3” and Schedule “F-4” to Exhibit “F” attached hereto, and (3) Lessor shall have caused the issuance of a Temporary Certificate of Occupancy (a “TCO”) or such other documentation from the City of Menlo Park (the “City”) specifying that the Premises can be legally occupied. The Commencement Date shall be confirmed in writing by Lessor and Lessee by the execution and delivery of the Commencement Memorandum in the form attached hereto as Exhibit “D”.
(b)The Term of this Lease shall expire, unless sooner terminated in accordance with the provisions hereof or as permitted by law, on the last day of the one hundred thirty-second (132nd) full calendar month after the Commencement Date.
(c)Except as specifically provided otherwise in this Paragraph 2(c), if possession of the Premises is not delivered in the condition required by Paragraph 2(a), Lessor shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease, or the obligations of Lessee hereunder, but in such case, Lessee shall not, except as otherwise provided herein, be obligated to pay rent or perform any other obligation of Lessee under the terms of this Lease until possession of the Premises is delivered to Lessee in the condition referred to in Paragraph 2(a) above.
(i)If the Commencement Date has not occurred by October 15, 2016, which date shall be extended one (1) day for each day of Tenant Delay (as defined in Section 2(c)(iii) of Exhibit “F”) (such date, as extended, the “Abatement Trigger Date”), then Lessee shall be entitled to receive a credit toward Base Rent in an amount equal to one (1) day of Base Rent next coming due under the Lease for each day beyond the Abatement Trigger Date until the Commencement Date occurs up to a total credit amount equal to ninety (90) days of Base Rent.
(ii)If the Architectural CUP and the Use CUP (as defined below, and, collectively, the “Use CUPs”) are not obtained with the fifteen (15) day appeal period having lapsed without appeal by September 30, 2015 (or, if appealed, the City has not confirmed the Use CUPs in all material respects by September 30, 2015), Lessee may notify Lessor in writing of its election to terminate this Lease prior to the receipt of the Use CUPs, in which event the parties shall be discharged from all further obligations hereunder except to the extent any obligations expressly survive the expiration or termination of this Lease.
(iii)If the Use CUPs are not obtained by September 15, 2015, then, on September 16, 2015, Lessor shall give Lessee written notice of such failure, and, if Lessor reasonably believes that either (a) the Use CUPs will never be issued by the City or will not be issued within a reasonable time that will allow Lessor to complete the Work by December 31, 2016 or (b) the Use CUPs may be issued by the City after September 30, 2015, but that modifications to the provisions and conditions of such Use CUPs by the City will prevent Lessor from completing the Work by December 31, 2016, then, on September 30, 2015, Lessor may notify Lessee of its written election to terminate this Lease effective as of September 30, 2015, in which event the parties shall be discharged from all further obligations hereunder except to the extent any obligations expressly survive the expiration or termination of this Lease; provided, however, that Lessor may not exercise such right to cancel this Lease unless (i) between September 15, 2015 and September 30, 2015, Lessor cooperates with Lessee and uses good faith efforts to develop and implement a strategy to cause the City to issue the Use CUPs by September 30, 2015 and in a manner that allows the Work to be completed by December 31, 2016 (provided that Lessee cooperates with Lessor and uses good faith efforts in connection with developing and implementing such strategy which cooperation may include good faith efforts to cause Lessee’s current landlord to cooperate as necessary) and (ii) Lessor has used its good faith efforts to obtain the Use CUPs in such form prior to September 15, 2015. Notwithstanding the foregoing, if the Use CUPs are issued at any time between September 16, 2015 and September 30, 2015, inclusive, in a form that will allow Lessor to complete the Work by December 31, 2016, then Lessor shall have no right to terminate the Lease under this paragraph.
(iv)If the Building Permit (defined below) for the Market Ready Improvements and Tenant Improvements have not been issued by March 11, 2016, which date shall be extended one (1) day for each day of Tenant Delay (such date, as extended, the “First Cancellation Option”), then Lessee may terminate this Lease on written notice to Lessor given any time after March 11, 2016 and prior to issuance of the Building Permit for the Market Ready Improvements and the Tenant Improvements.
(v)If the Commencement Date has not occurred by December 31, 2016, which date shall be extended one (1) day for each day of Tenant Delay, then Lessee may terminate this Lease on written notice to the Lessor given prior to the occurrence of the Commencement Date (the “Second Cancellation Option”).
If the Lease is terminated as herein provided in Paragraph 2(c)(ii), 2(c)(iii), 2(c)(iv), or 2(c)(v), Lessor shall refund to Lessee any pre-paid Rent and the Security Deposit within five (5) business days thereafter.
(d)If Substantial Completion of the Work is delayed as the result of a Tenant Delay, the Commencement Date shall occur on the date Substantial Completion of the Work would have occurred but for the Tenant Delays (as determined in accordance with this Lease and the Work Letter) and Lessor shall have no liability for any damages arising from a Tenant Delay.
(e)Lessee acknowledges that the applicable ordinance of the City requires that Lessee must obtain a Conditional Use Permit for Hazardous Materials (“Haz Mat CUP”) from the City if Lessee maintains on the Premises five (5) gallons or more of Hazardous Materials (as defined in Paragraph 10). Accordingly, for the period from the Lessee’s first Early Entry, defined below, until the date Lessee obtains the Haz Mat CUP from the City permitting

Lessee to maintain on the Premises five (5) gallons or more of Hazardous Materials (estimated to be approximately seventy-five (75) days), Lessee shall maintain less than five (5) gallons of Hazardous Materials on the Premises. Lessee shall promptly apply for and shall use its commercially reasonable good faith diligent efforts to comply with the City’s requirements for the issuance to Lessee of the Haz Mat CUP. Lessor shall assist Lessee in the filing and processing of the application for the Haz Mat CUP, and Lessee shall pay all costs associated with such efforts, including but not limited to the costs and fees incurred by Green Environment and DES Architects/Engineers as well as City fees associated with the Haz Mat CUP; provided, however, Lessor shall not be responsible for the issuance of the Haz Mat CUP. Lessee shall deliver a copy of the Haz Mat CUP to Lessor and Lessee shall comply with the provisions thereof.
(f)Lessee acknowledges that in addition to the Haz Mat CUP described above to be obtained by Lessee, Lessor must obtain an architectural control use permit (“Architectural CUP”), a change of use permit (“Use CUP”), and a building permit (the “Building Permit”) (cumulatively, the “Critical Permits”) from the City prior to the commencement of construction of any Market Ready Improvements (defined in the Work Letter) and Tenant Improvements (both more particularly described in Schedule “F-3” and Schedule “F-4”) to Exhibit “F”). As consideration for its time, effort and expense, including the engagement of third party services in connection with the design and engineering of the both the Market Ready Improvements and the Tenant Improvements and engaging in the permitting application and approval process for the Critical Permits, and subject to Section 14 of the Work Letter, Lessee agrees to reimburse Lessor (“Lessee’s Share of the Permit Expenses”) for fifty percent (50%) of the total third party costs, fees and expenses incurred by Lessor associated with the design and permitting of the Premises until Lessor receives the Use CUPs from the City and the fifteen (15) day appeal period has lapsed without appeal (or, if appealed, the City has confirmed the Use CUPs in all material respects) (the “CUP Costs”), such reimbursement not to exceed Two Hundred Thousand Dollars ($200,000). Lessee shall remit to Lessor, Lessee’s Share of the Permit Expenses within ten (10) days of Lessee’s receipt of invoice therefor, from time to time. Following the issuance of the Use CUPs and the lapse of the fifteen (15) day appeal period without appeal (or, if appealed, the City has confirmed the Use CUPs in all material respects), Lessor’s and Lessee’s payment obligations with respect to the CUP Costs shall be determined in accordance with the percentage allocation of costs set forth in Section 14(a) of this Lease (i.e., to the extent such costs are part of the Tenant Improvement Shortfall, Lessee shall pay Lessee’s Tenant Improvement Shortfall percentage thereof on a monthly basis and receive a credit for any payment in excess of Lessee’s Tenant Improvement Shortfall percentage paid by Lessee up to the fifty percent (50%) paid prior to the issuance of the permits and lapse of the appeal period discussed above). To the extent Lessee paid to Lessor Share of Permit Expenses for any portion of the Cup Costs necessary in obtaining the Use CUPs, those fees shall not be refundable and Lessee shall have no right to reimbursement from Lessor for such fees if Lessee terminates this Lease in accordance with Paragraphs 2(c)(ii), 2(c)(iii), 2(c)(iv) or 2(c)(v).
(g)Provided Lessor has first received (i) the first month’s Base Rent (subject to Section 14 of the Work Letter) and (ii) the insurance certificates required under Paragraph 12(a), from and after the Effective Date, Lessee may have access to the Premises subject to the following requirements: (1) Lessee shall first coordinate its access into the construction zone with both Lessor and the General Contractor by providing each reasonable advance notice, a description of any work to be performed by Lessee during such access and any additional information which may be required by either the General Contractor or Lessor, and (2) Lessee agrees to abide by all of the General Contractor’s safety requirements, including being personally escorted by a representative of the General Contractor at all times while in the construction zone if determined necessary in the sole but reasonable discretion of the General Contractor. Such access to the Premises prior to the Commencement Date shall be referred to herein as “Early Entry”. During the course of any Early Entry, all terms and conditions of this Lease, except for the obligation to pay Monthly Base Rent (as defined in Paragraph 5 below), Additional Rent (as defined in Paragraph 6 below) and utilities pursuant to Paragraph 16 below, shall apply. Lessor shall have the right to impose additional reasonable conditions upon Lessee’s Early Entry and if Lessor and the General Contractor determine it is reasonably necessary to do so, Lessor may revoke Lessee’s Early Entry for the protection of persons and property in the construction zone. Lessee shall not interfere with the construction of the Work (defined in the Work Letter) including the Tenant Improvements and any such interference resulting in a delay in the Construction Schedule (attached to the Work Letter as Schedule “F-5”) shall be eligible to be a Tenant Delay pursuant to the terms of the Work Letter.
3.Option to Extend.
(a)Lessor hereby grants to Lessee one (1) option to extend the Term of this Lease (the “Option to Extend”) for a period of sixty (60) months (the “Extended Term”) immediately following the expiration of the Term. Lessee may exercise the Option to Extend by giving written notice of exercise to Lessor at least twelve (12) months but no more than fifteen (15) months prior to the expiration of the initial Term of this Lease (the “Option Exercise Period”), time being of the essence; provided that if (i) at any time between the date of delivery of the exercise notice by Lessee and the end of the initial Term there is an uncured default continuing beyond any applicable notice and cure periods, or (ii) Lessee is then occupying and conducting operations for the Use permitted in Paragraph 9 in less than fifty-one percent (51%) of the Premises, then such notice shall be void and of no force or effect. The Extended Term, if the Option to Extend is exercised, shall be upon the same terms and conditions as the initial Term of this Lease, including the payment by Lessee of the Additional Rent pursuant to Paragraph 6, except that (1) Lessee shall pay Monthly Base Rent, as determined as set forth in this Paragraph 3, during the Extended Term, (2) there shall be no additional option to extend, and (3) Lessee shall accept the Premises in their then “as is” condition. If Lessee does not exercise the Option to Extend in a timely manner the Option to Extend shall lapse, time being of the essence.
(b)The Option to Extend granted to Lessee by this Paragraph 3 is granted for the personal benefit of the named Lessee and any Permitted Transferees only, and shall be exercisable only by the herein named Lessee and any Permitted Transferees. The Option to Extend may not be exercised by any assignee or transferred to or exercised by any sublessee (nor exercised by Lessee on behalf of any sublessee (except to the extent that Lessee is then subleasing not more than forty-nine percent (49%) of the Premises)) other than any Permitted Transferee.

(c)The Monthly Base Rent for the Premises during the Extended Term shall be determined pursuant to the provisions of this Paragraph 3(c) and shall equal the then current fair market rental for the Premises on the commencement date of the Extended Term as determined by agreement between the Lessor and Lessee reached prior to the expiration of the Option Exercise Period, if possible, and by the process of broker appraisal if the parties cannot reach agreement.
(d)Upon the written request by Lessee to Lessor received by Lessor at any time during the thirty (30) day period prior to the expiration of the Option Exercise Period and prior to the exercise by Lessee of the Option to Extend, Lessor shall give Lessee written notice of Lessor’s good faith opinion of the amount equal to the fair market rental value of the Premises for the Extended Term. Thereafter, upon the request of Lessee, Lessor and Lessee shall enter into good faith negotiations during the remainder of the thirty (30) days prior to the expiration of the Option Exercise Period in an effort to reach agreement on the initial Monthly Base Rent for the Premises during the Extended Term.
If Lessor and Lessee are unable to agree upon the amount equal to the fair market rental value of the Premises for the Extended Term, and thereafter, prior to the expiration of the Option Exercise Period, Lessee exercises the Option to Extend, said amount shall be determined by a licensed commercial real estate broker with at least ten (10) years of experience in the Menlo Park office/R&D/manufacturing rental market, (hereinafter the “Arbitrator”). The fair market rental determination shall be performed by one Arbitrator if the parties are able to agree upon one Arbitrator. If the parties are unable to agree upon one Arbitrator, then each party shall appoint an Arbitrator and the two Arbitrators shall select a third Arbitrator.
If only one Arbitrator is selected, that Arbitrator shall notify the parties in simple letter form of its determination of the amount equal to the fair market Monthly Base Rent for the Premises on the commencement date of the Extended Term within fifteen (15) days following its selection. Said appraisal shall be binding on the parties as the appraised current “fair market rental” for the Premises which shall be based upon what a willing new lessee would pay and a willing lessor would accept at arm’s length for comparable premises in Menlo Park of similar age, size, quality of construction and specifications (excluding the value of any improvements to the Premises made at Lessee’s cost with Lessor’s prior written consent except as otherwise permitted herein) for a lease similar to this Lease and taking into consideration that there will be no free rent, improvement allowance, period of vacancy or other rent concessions, taken as a whole. If multiple Arbitrators are selected, each Arbitrator shall within ten (10) days of being selected make its determination of the amount equal to the fair market Monthly Base Rent for the Premises on the commencement date of the Extended Term in simple letter form. If two (2) or more of the Arbitrators agree on said amount, such agreement shall be binding upon the parties. If multiple Arbitrators are selected and two (2) Arbitrators are unable to agree on said amount, the amount equal to the fair market Monthly Base Rent for the Premises on the commencement date of the Extended Term shall be determined by taking the mean average of the appraisals; provided, that any high or low appraisal, differing from the middle appraisal by more than ten percent (10%) of the middle appraisal, shall be disregarded in calculating the average.

If only one Arbitrator is selected, then each party shall pay one-half of the fees and expenses of that Arbitrator. If three Arbitrators are selected, each party shall bear the fees and expenses of the Arbitrator it selects and one-half of the fees and expenses of the third Arbitrator.
(e)Thereafter, provided that Lessee has previously given timely notice to Lessor of the exercise by Lessee of the Option to Extend, Lessor and Lessee shall execute an amendment to this Lease stating that the initial Monthly Base Rent for the Premises during the Extended Term shall be equal to the determination by appraisal.
4.Right of First Offer. Lessor and Lessee acknowledge that Lessor may (but is not obligated to) construct a new building (“New Building”) adjacent to the Building in which the Premises are located. Subject to the currently existing rights set forth in the existing leases of any existing lessees in the Menlo Business Park, if, during the Term, any space in the Building or space in the New Building becomes available for direct lease for the first time during the Term hereof (the “Available Space”), (note, not all vacant space shall be considered Available Space and it is Lessor who shall determine when space is Available Space hereunder in its sole and absolute discretion), then Lessor shall first offer to lease the Available Space to Lessee by delivering notice to Lessee (the “Availability Notice”). Lessor’s obligation to provide Lessee with the Availability Notice hereunder shall be a one-time occurrence as Available Space in the Building and/or Available Space in the New Building (if any) becomes available and Lessee’s right hereunder shall be a one-time right as to each of the Building and the New Building, accordingly. The Availability Notice shall set forth the terms upon which Lessor would be willing to lease the Available Space to a third party, as determined by Lessor in its sole discretion. Lessee shall have five (5) business days after receipt of the Availability Notice to unconditionally accept in writing or reject the terms set forth in the Availability Notice, it being understood that Lessee’s failure to respond within such five (5) business day period shall be deemed a rejection of such terms. If Lessee does not unconditionally accept in writing the terms set forth in the Availability Notice within such five (5) business day period, then Lessee’s rights under this Paragraph 4 shall lapse and terminate and Lessor shall be entitled to lease the Available Space to any other party on substantially the same terms as contained in the Availability Notice; provided that the rental rate (taking into account adjustments for any differences between so called “net” leases and “gross” leases) shall be no less, and the lessee improvement allowance, if any, shall be no more than that originally offered to Lessee in the Availability Notice. If Lessee accepts in writing the terms set forth in the Availability Notice, then for the period starting on the date of Lessor’s delivery of the Availability Notice to Lessee and ending thirty (30) days thereafter (the “Waiting Period”), Lessor shall not enter into any binding agreement to lease the Available Space with any other party or market the Available Space for lease. During the Waiting Period, Lessor and Lessee shall enter into a written amendment to this Lease or a new lease (a “Definitive Agreement”), consistent with the terms set forth in the Availability Notice and otherwise on the terms and conditions of this Lease. If Lessee and Lessor fail to execute and deliver a Definitive Lease Agreement within the Waiting Period, then Lessee’s rights under this Paragraph 4 shall lapse and terminate, and Lessor shall be entitled to lease the Available Space to any other party on such term as Lessor desires. Lessor shall not be required to offer the Available Space to Lessee during any period in which an event of default has occurred and is continuing. Furthermore, unless expressly mentioned and approved in the written consent of Lessor to any assignment or subletting as provided in this Lease, the right of first offer to lease under this Paragraph 4 is granted for the personal benefit of the named Lessee herein and any Permitted Transferee and may not be exercised by any assignee or sublessee (other than a Permitted Transferee) nor exercised by Lessee on behalf of a sublessee.
5.Monthly Base Rent.
(a)Commencing on the Commencement Date and continuing on the first day of each calendar month thereafter until the end of the Term, Lessee shall pay to Lessor in monthly installments in advance the Monthly Base Rent for the Premises in lawful money of the United States as follows:

Months	Square Feet	$/SF/Mo./NNN	Monthly Base Rent
1-12	180,000	$3.00*	$540,000.00*
13-24	180,000	$3.15	$567,000.00
25-36	180,000	$3.20	$576,000.00
37-48	180,000	$3.25	$585,000.00
49-60	180,000	$3.35	$603,000.00
61-72	180,000	$3.45	$621,000.00
73-84	180,000	$3.55	$639,000.00
85-96	180,000	$3.65	$657,000.00
97-108	180,000	$3.75	$675,000.00
109-120	180,000	$3.85	$693,000.00
121-132	180,000	$3.95	$711,000.00
* Lessee’s Monthly Base Rent shall be abated for the first six (6) months of the Lease Term following the Commencement Date (the “Abatement Period”), if and for so long as Lessee is not in material monetary default under this Lease. If Lessee cures such material monetary default under this Lease during the Abatement Period, then following such cure Lessee’s Monthly Base Rent shall continue to be abated as of the date of such cure; provided, however, that Lessee shall not be entitled to extend the Abatement Period for the period of time that Lessee was in material monetary default of the Lease and shall not be entitled to recoup any portion of Monthly Base Rent attributable to the period of time that Lessee was in material monetary default of the Lease. In the event a dispute regarding whether a material monetary default has occurred for purposes of determining if Lessee is entitled to Abated Base Rent in accordance with the terms of this Paragraph results in litigation or other proceeding and Lessee prevails in such litigation or other proceeding, then Lessee shall be entitled to abate the Monthly Base Rent attributable to the period of time that Lessee was improperly determined to be in material monetary default of the Lease. The total eligible abatement of Monthly Base Rent pursuant to the foregoing based on the assumption that Lessee is not in material monetary default during the Abatement Period shall be Three Million, Two Hundred Forty Thousand and no/100s Dollars ($3,240,000.00). The foregoing abatement of Monthly Base Rent payable by Lessee shall not be construed as an abatement of any other rent, Additional Rent, or charges payable under this Lease. If Lessee defaults under the terms of this Lease, and such default results in the termination of this Lease in accordance with the provisions of Paragraph 23 (Remedies) of this Lease, then the unamortized amount of the abatement of Monthly Base Rent through the date of such termination (“Abated Base Rent”), amortized on a straight-line basis over the initial Term, shall immediately become due and payable as part of Additional Rent under this Lease as of the day prior to such termination. In such event, as a part of the recovery set forth in Paragraph 23, Lessor shall be entitled to recover, in addition to any other amounts due from Lessee, the amount of the Abated Base Rent due under this Paragraph 5(a) as Additional Rent.
(b)Subject to Section 14 of the Work Letter, (i) upon the execution and delivery of this Lease by Lessee, Lessee shall pay to Lessor the sum of Five Hundred Forty Thousand and no/100s Dollars ($540,000.00) which shall be applied to the installment of Monthly Base Rent due for the first month in which Monthly Base Rent is due following the Commencement Date and (ii) upon thirty (30) days after the City’s issuance of the Use CUPs and the lapse of the fifteen (15) day appeal period without appeal (or, if appealed, the City has confirmed the Use CUPs in all material respects), Lessee shall pay to Lessor the sum of One Million Six Hundred Twenty Thousand and no/100s Dollars ($1,620,000.00) which shall be applied to the installments of Monthly Base Rent due for the second, third and fourth months in which Monthly Base Rent is due following the Commencement Date. Thereafter, Monthly Base Rent shall be paid monthly in advance on the first day of each calendar month. Lessee shall also pay to Lessor no later than March 15, 2016, the amount of One Hundred Eighty Thousand and no/100s Dollars ($180,000.00) or Lessor’s then current estimate of Additional Rent (as hereinafter defined), which amount shall be applied to the Additional Rent for the first calendar month of the Term.
Upon thirty (30) days after the City’s issuance of the Use CUPs and the lapse of the fifteen (15) day appeal period without appeal (or, if appealed, the City has confirmed the Use CUPs in all material respects), and subject to Section 14 of the Work Letter, Lessee shall deliver to Lessor the Security Deposit (as defined in Paragraph 8 below).
6.Additional Rent; Operating Expenses and Taxes.
(a)In addition to the Monthly Base Rent payable by Lessee pursuant to Paragraph 5, commencing on the Commencement Date, Lessee shall pay to Lessor, as “Additional Rent” (1) Lessee’s Pro Rata Share (as defined in in this Paragraph 6(a)) of the Operating Expenses (as defined in Paragraph 6(b) below) of the Property, (2) Lessee’s Pro Rata Share of the operating expenses for the Menlo Business Park of which the Property is a part in accordance with this Paragraph 6(a) (such expenses referred to herein as the “Park Expenses”), and (3) Lessee’s Pro Rata Share of the Taxes (as defined in Paragraph 6(c) below). “Lessee’s

Pro Rata Share” shall be equal to the ratio of the number of square feet of the Premises to the rentable square footage of the Building (currently, Lessee’s Pro Rata Share is 82.66% (180,000/217,770)); provided, however, that Lessee’s “Pro Rata Share” with respect to Park Expenses shall instead be equal to Lessee’s Pro Rata Share multiplied by the ratio of the number of square feet of the Land allocable to the Property to the total number of square feet of land in Menlo Business Park, as shown on Exhibit “B”, as such land may be expanded or reduced from time to time by additions or subtractions to the Park (currently, Lessee’s Pro Rata Share with respect to Park Expenses is 19.58% (180,000/217,770 * 23.68%)). Upon the earlier of commencement of the construction of the New Building or the Parking Structure or the demolition of the Building required in connection therewith, the rentable square footage of the Building, Lessee’s Pro-Rata Share and Lessee’s Pro-Rata Share with respect to Park Expenses shall be adjusted in a fair and reasonable manner and the definition of Property shall be re-defined in a fair and reasonable manner. The Park Expenses currently include maintenance of the common areas of Menlo Business Park, parking lot lighting (cost of electricity and maintenance of the fixtures), maintenance of the network conduit, all landscape maintenance and irrigation of Menlo Business Park, Lessor’s insurance coverages of Menlo Business Park, security patrol and real estate and other taxes for land and improvements to the Menlo Business Park which are for the benefit of all occupants of the Menlo Business Park. The Park Expenses may include other commercially reasonable items from time to time during the term of this Lease but shall exclude any expense that is properly allocated to the owner or to the lessees of any other building in the Menlo Business Park. Monthly Base Rent and Additional Rent are referred to herein collectively as “Rent.”
(b)“Operating Expenses,” as used herein, shall include all commercially reasonable direct costs actually incurred by Lessor in the management, operation, maintenance, repair and replacement of the Property, including the cost of all maintenance, repairs, and restoration of the Property performed by Lessor pursuant to Paragraphs 15(b) and 15(c) hereof, as determined by generally accepted accounting principles (unless excluded by this Lease), including, but not limited to:
Personal property taxes related to the Premises; any parking taxes or parking levies imposed on the Premises in the future by any governmental agency; a management fee charged for the management and operation of the Menlo Business Park, in an amount equal to (i) four percent (4%) of the total gross income received by Lessor from the Lessee (including Monthly Base Rent and Additional Rent) until the earlier of the date Lessor commences demolition of the Building in connection with the construction of the New Building or the Parking Structure or three (3) years from the Commencement Date and (ii) three percent (3%) of the total gross income received by Lessor from the Lessee (including Monthly Base Rent and Additional Rent) thereafter (the “Property Management Fee”), and not just Lessee’s Pro Rata Share of this fee; water and sewer charges; waste disposal; commercially reasonable insurance premiums for insurance coverages maintained by Lessor pursuant to Paragraph 12(b) hereof; license, permit, and inspection fees; charges for electricity, heating, air conditioning, gas, and any other utilities (including, without limitation, any temporary or permanent utility surcharge or other exaction) to the extent such utilities are not separately metered and payable directly by Lessee; security; maintenance, repair, and replacement of the roof membrane; painting and repairing, interior and exterior; maintenance and replacement of floor and window coverings; repair, maintenance and replacement of air conditioning, heating, mechanical and electrical systems, elevators (if any), plumbing and sewage systems; janitorial service (if provided by Lessor); landscaping, gardening, and tree trimming; glazing; repair, maintenance, cleaning, sweeping, striping, and resurfacing of the parking area; exterior Building lighting and parking lot lighting; supplies, materials, equipment and tools used in the maintenance of the Property; costs for accounting services incurred in the calculation of Operating Expenses and Taxes as defined herein; and the cost of any other capital expenditures for any improvements or changes to the Building which are required by laws, ordinances, or other governmental regulations adopted after the Commencement Date, or for any items or capital expenditures voluntarily made by Lessor which are intended to and have the effect of reducing Operating Expenses; provided, however, that except for capital improvements required because of Lessee’s specific use of the Property, if Lessor is required to or voluntarily makes such capital improvements, Lessor shall amortize the cost of said improvements over the useful life of said improvements calculated in accordance with generally accepted accounting principles (together with interest on the unamortized balance at the rate equal to the effective rate of interest on Lessor’s bank line of credit at the time of completion of said improvements, but in no event in excess of ten percent (10%) per annum) as an Operating Expense in accordance with generally accepted accounting principles, except that with respect to capital improvements made to save Operating Expenses such amortization shall not be at a rate greater than the actual savings in Operating Expenses (collectively, “Permitted Capital Expenses”); the Compensation (defined in subsection (d)(6) below) of any employee or building manager, provided any such employee or building manager who does not devote substantially all of his or her employed time to the Menlo Business Park shall be prorated to reflect time spent on operating and managing the Menlo Business Park vis-à-vis time spent on matters unrelated to operating and managing the Menlo Business Park; and, Operating Expenses shall also include any other reasonable expense or charge actually incurred by Lessor, whether or not described herein not specifically excluded by other provisions of this Lease, which in accordance with generally accepted accounting principles would be considered an expense of managing, operating, maintaining, and repairing the Property. Notwithstanding the foregoing, Lessee shall have the option of paying Lessee’s Pro Rata Share of any such cost for capital expenditures in a single lump-sum payment without incurring interest expense on such amounts.
Notwithstanding the preceding, in conjunction with the allocation of service, maintenance, repair and replacement responsibilities pursuant to Paragraph 15, below, so long as Lessee satisfies the Maintenance Requirements (defined in Paragraph 15(b)), the parties agree that Lessee shall directly assume responsibility for, contract directly with any service providers for, and pay directly for the following, which amounts shall, for so long as this arrangement is permitted by Lessor, be excluded from Operating Expenses above:
(i) all service, maintenance, repair and replacement of heating, ventilation, air conditioning, mechanical and electrical systems within the Premises or serving the Premises from the rooftop pad or the equipment pads immediately adjacent to the Premises; and,
(ii) all service, maintenance, repair and replacement of plumbing and interior sewage systems within the Premises.

(c)Real property taxes and assessments upon the Property, during each lease year or partial lease year during the term of this Lease are referred to herein as “Taxes.”
As used herein, “Taxes” shall mean:
(1)all real estate taxes, assessments, charges and any other taxes which are levied or assessed against the Property including the Land, the Building, and all improvements located thereon, including any increase in Taxes resulting from a reassessment following any transfer of ownership of the Property or any interest therein or following any improvements to the Property; and
(2)all other taxes which may be levied in lieu of real estate taxes, assessments, and other fees, charges, and levies, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature by any authority having the direct or indirect power to tax, including without limitation any governmental authority or any improvement or other district or division thereof, for public improvements, services, or benefits which are assessed, levied, confirmed, imposed, or become a lien (1) upon the Property, and/or any legal or equitable interest of Lessor in any part thereof; or (2) upon this transaction or any document to which Lessee is a party creating or transferring any interest in the Property; and (3) any tax or excise, however described, imposed in addition to, or in substitution partially or totally of, any tax previously included within the definition of “Taxes” or any tax the nature of which was previously included in the definition “Taxes.”
Not included within the definition of “Taxes” and Park Expenses are any net income, profits, transfer, franchise, estate, gift, rental income, or inheritance taxes imposed by any governmental authority. “Taxes” also shall not include penalties or interest charges assessed on delinquent Taxes so long as Lessee is not in default in the payment of Monthly Base Rent or Additional Rent beyond applicable notice and cure periods.
With respect to any assessments which may be levied against or upon the Property or the Land, which under the laws then in force may be evidenced by improvement or other bonds, or may be paid in annual installments, only the amount of such annual installment (with appropriate proration of any partial year) and statutory interest shall be included within the computation of the annual Taxes levied against the Property.
(d)Notwithstanding anything to the contrary herein, the following costs (“Costs”) shall be excluded from the definition of Operating Expenses and Park Expenses:
(1)Costs occasioned by the act, omission or violation of law by Lessor, any other occupant of Menlo Business Park, or their respective agents, employees or contractors;
(2)Costs for which Lessor has a right of reimbursement from others, including reimbursement from insurance;

(3)Interest, charges and fees incurred on debt or payments on any deed of trust or ground lease on the Property, or Menlo Business Park;
(4)Advertising or promotional costs or other costs incurred by Lessor in procuring tenants for the Property or other portions of Menlo Business Park;
(5)Costs incurred in repairing, maintaining or replacing any structural elements of the Building for which Lessor is responsible pursuant to Paragraph 15(a) hereof;
(6)Any wages, bonuses or other compensation (“Compensation”) of employees above the grade of building manager; any Compensation of any officer or director of Lessor;
(7)General office overhead and general and administrative expenses of Lessor, except as specifically provided in Paragraph 6(b);
(8)Leasing expenses and broker commissions payable by Lessor;
(9)Costs occasioned by casualties or by the exercise of the power of eminent domain;
(10)Costs to correct any construction defect in the Building or the Premises existing on the Commencement Date;
(11)Costs of any renovation, improvement, painting or redecorating of any portion of the Property or the Menlo Business Park not made available for Lessee’s use;
(12)Costs incurred in connection with negotiations or disputes with any other tenant or occupant of the Menlo Business Park and costs arising from the violation by Lessor or any other tenant or occupant of the Menlo Business Park of the terms and conditions of any other lease or agreement;
(13)Costs incurred in connection with the presence of any Hazardous Materials on the Property or on other property in Menlo Business Park that were not caused by or the result of a release by Lessee or its employees, agents, contractors, invitees, sublessees, successors or assigns; and
(14)Expense reserves;
(15)Capital costs except Permitted Capital Expenses (for clarification, Permitted Capital Expenses may include replacement or large scale repair of equipment, machinery and systems if Lessor elects not to expense same);

(16)Costs occasioned by the willful misconduct or gross negligence;
(17)Costs paid to affiliates of Lessor for services that exceed the competitive cost for services and materials rendered by qualified unrelated persons or entities of similar skill, competence and experience in an arm’s length transaction;
(18)Costs for sculpture, paintings, fountains or other objects of art;
(19)Charitable and political donations;
(20)Costs not normally included in reimbursable operating expenses by lessors of comparable buildings in the vicinity of the Building or which under generally accepted management practices would not be considered an expense of managing, operating, maintaining, or repairing the Building, or unless relating to a feature of the Building not present in similar buildings in the vicinity of the Building, that are not then being incurred by such similar buildings;
(21)Costs for services not provided to Lessee under the Lease or of a nature that are payable directly or provided by Lessee under the Lease, including without limitation, janitorial, refuse removal and utilities that are separately metered to the Premises;
(22)Costs in connection with maintenance of any rooftop garden located on the roof of the Building; and
(23)Costs to obtain the Critical Permits;
(24)Insurance cost increases caused by the activities of another occupant of Menlo Business Park; and
(25)Any fee, profit or Compensation retained by Lessor or its affiliates for management and administration of the Property or the Menlo Business Park other than the Property Management Fee, provided, however, that the Property Management Fee does not include and Operating Expenses shall include any Compensation paid to accountants, building engineers or any other specialist employed by Lessor wholly dedicated to the Park or a reasonable allocation of such Compensation if not wholly dedicated to the Park as set forth in Paragraph 6(b) above.
Lessor shall at all times use its commercially reasonable efforts to operate the Property in an economically reasonable manner at costs not disproportionately higher than those experienced by other comparable premises in the market area in which the Property is located (Menlo Park).
(e)Throughout the term of this Lease, as close as reasonably possible to the end of each calendar year thereafter but no later than April 1 of the following year, Lessor shall notify Lessee of the Operating Expenses, Taxes and Park Expenses estimated by Lessor for each following calendar year. Concurrently with such notice, Lessor shall provide a description of such Operating Expenses, Taxes and Park Expenses. Commencing on the Commencement Date, and on the first (1st) day of each calendar month thereafter, Lessee shall pay to Lessor, as Additional Rent, one-twelfth (1/12th) of the estimated Operating Expenses, Taxes and Park Expenses. If at any time during any such calendar year, it appears to Lessor that the Operating Expenses, Taxes or Park Expenses for such year will vary from Lessor’s estimate, Lessor may, by written notice to Lessee, revise Lessor’s estimate for such year and the Additional Rent payments by Lessee for such year shall thereafter be based upon such revised estimate. Lessor shall furnish to Lessee with such revised estimate written verification showing that the actual Operating Expenses, Taxes or Park Expenses are greater than Lessor’s estimate. The increase in the monthly installments of Additional Rent resulting from Lessor’s revised estimate shall not be retroactive, but the Additional Rent for each calendar year shall be subject to adjustment between Lessor and Lessee after the close of the calendar year, as provided below.
Within approximately ninety (90) days after the expiration of each calendar year of the Term, Lessor shall furnish Lessee a statement certified by a responsible employee or agent of Lessor (the “Operating Statement”) with respect to such year, prepared by an employee or agent of Lessor, showing the actual Operating Expenses, Taxes and Park Expenses for such year broken down by component expenses, and the total payments made by Lessee for such year on the basis of any previous estimate of such Operating Expenses, Taxes and Park Expenses, all in sufficient detail for verification by Lessee. Unless Lessee raises any objections to the Operating Statement within ninety (90) days after receipt of the same, such statement shall conclusively be deemed correct and Lessee shall have no right thereafter to dispute such statement or any item therein or the computation of Operating Expenses and/or Taxes and/or Park Expenses. Upon giving Lessor five (5) days’ advance written notice, Lessee or its accountants shall have the right to inspect and audit Lessor’s books and records with respect to the Operating Statement in an office of Lessor, or Lessor’s agent, during normal business hours, once each Lease Year to verify actual Operating Expenses and/or Taxes and/or Park Expenses. Should Lessee retain any accountant or accounting firm to audit or inspect Lessor’s books and records pursuant to this Paragraph 6(e), such accountant or accounting firm shall be one of national standing and retained on an hourly rate basis or based upon a fixed fee and shall not be paid on a contingency basis and shall execute a commercially reasonable confidentiality agreement regarding such audit and inspection. Lessor’s books and records shall be kept in accord with generally accepted accounting principles. If Lessee’s audit of the Operating Expenses and/or Taxes and/or Park Expenses for any year reveals a net overcharge of more than five percent (5%), Lessor shall promptly reimburse Lessee for the cost of the audit; otherwise, Lessee shall bear the cost of Lessee’s audit. If Lessee reasonably objects to Lessor’s Operating Statement, Lessee shall nonetheless continue to pay on a monthly basis the Operating Expenses, Taxes and Park Expenses based upon Lessor’s most current estimate until such dispute is resolved.
If Lessee’s Pro Rata Share of the Operating Expenses and Taxes and Lessee’s Pro Rata Share of Park Expenses for any year as finally determined exceed the total payments made by Lessee for such year based on Lessor’s estimates, Lessee shall pay to Lessor the deficiency, within thirty (30) days after the receipt of Lessor’s Operating Statement. If the total payments made by Lessee based on Lessor’s estimate of the Operating Expenses and/or Taxes and/or Park Expenses exceed the Lessee’s Pro Rata Share of Operating Expenses and/or Taxes and/or

Lessee’s Pro Rata Share of Park Expenses as finally determined, Lessee’s extra payment, plus the cost of an audit, if any, which is the responsibility of Lessor pursuant to the terms set forth herein shall be credited against payments of Monthly Base Rent and Additional Rent next due hereunder or returned within thirty (30) days if the Term has expired or this Lease has been terminated.
Notwithstanding the expiration or termination of this Lease, within thirty (30) days after Lessee’s receipt of Lessor’s Operating Statement or the completion of Lessee’s audit regarding the Operating Expenses and/or Taxes and/or Park Expenses for the calendar year in which this Lease terminates, Lessee shall pay to Lessor or shall receive from Lessor, as the case may be, an amount equal to the difference between the Operating Expenses and/or Taxes and/or Park Expenses for such year, as finally determined, and the amount previously paid by Lessee on account thereof (prorated to the expiration date or the termination date of this Lease).
7.Payment of Rent.
(a)All Rent shall be due and payable in lawful money of the United States of America made payable to and addressed to: Menlo Park Portfolio II, LLC, P.O. Box 310300, Property: 435610, Des Moines, IA 50331-0300 without deduction or offset and without prior demand or notice, unless otherwise specified herein. Monthly Base Rent and Additional Rent shall be payable monthly, in advance, on the first day of each month. Additional Rent shall be payable monthly, in advance, on the first day of each month for the entire Premises for the entire term of his Lease. Lessee’s obligation to pay Rent for any partial month at the commencement of the term, for any partial month immediately prior to a rental adjustment date (if the rental adjustment date is other than the first day of the calendar month), and for any partial month at the expiration or termination of the term shall be based upon the number of days in such month.
(b)If any installment of Monthly Base Rent, Additional Rent or any other sum due from Lessee is not received by Lessor within five (5) days after the same is due, Lessee shall pay to Lessor an additional sum equal to five percent (5%) of the amount overdue as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Lessor will incur by reason of the late payment by Lessee. Acceptance of any late charge shall not constitute a waiver of Lessee’s default with respect to the overdue amount. Any amount not paid within ten (10) days after Lessee’s receipt of written notice that such amount is due shall bear interest from the date due until paid at the lesser rate of (1) the prime rate of interest as published in the Wall Street Journal, plus two percent (2%) or (2) the maximum rate allowed by law (the “Interest Rate”), in addition to the late payment charge.

Initials:	Lessor	Lessee
8.Security Deposit. Subject to Section 14 of the Work Letter, Lessee shall deposit with Lessor not later than thirty (30) days after the issuance of the Use CUP and the lapse of the fifteen (15) day appeal period without appeal (or, if appealed, the City has confirmed the Use CUPs in all material respects), the sum of Four Million Five Hundred Thousand and no/100s Dollars ($4,500,000.00) (the “Security Deposit”), which shall be in the form of an irrevocable standby letter of credit (the "Letter of Credit") as security for Lessee’s faithful performance of

Lessee’s obligations under this Lease. Provided that no monetary event of default beyond applicable notice and cure periods with respect to the payment of Rent is occurring or has occurred more than one time within the last twelve (12) months prior to each Reduction Date and provided that no monetary event of default beyond applicable notice and cure periods with respect to monetary obligations other than the payment of Rent and which obligations are equal to or greater than Fifty Thousand Dollars ($50,000.00) is occurring or has occurred more than one time within the last twelve (12) months prior to each Reduction Date, then the Security Deposit shall be reduced on each Reduction Date by the following amounts:

Reduction Date	Security Deposit
First day of 31st Month	$4,000,000.00
First day of 43rd Month	$3,500,000.00
First day of 55the Month	$3,000,000.00
First day of 67th Month	$2,500,000.00
First day of 79th Month	$2,000,000.00
First day of 91st Month	$1,500,000.00
(The schedule as set forth above, the “Security Reduction Schedule”). If Lessee is not permitted to reduce the Security Deposit on any given Reduction Date for failure to meet the requirements above, provided Lessee meets them on a future Reduction Date, Lessee may resume the reductions in accordance with the Security Reduction Schedule.
If Lessee fails to pay Monthly Base Rent or Additional Rent or charges due hereunder within applicable notice and cure periods, or otherwise defaults beyond applicable notice and cure periods under this Lease (as defined in Paragraph 23), Lessor may use, apply or retain all or any portion of said Security Deposit to the extent reasonably necessary to cure the default, for the payment of any amount due Lessor, and to reimburse or compensate Lessor for any liability, cost, expense, loss or damage (including attorneys’ fees) which Lessor may suffer or incur by reason thereof. If Lessor uses or applies all or any portion of the Security Deposit, Lessee shall within ten (10) days after written request therefor deposit with Lessor the amount sufficient to restore the Security Deposit to the original amount required by this Lease. Lessor shall not be required to keep all or any part of the Security Deposit separate from its general accounts. In no event or circumstance shall Lessee have the right to any use of the Security Deposit and, specifically, Lessee may not use the Security Deposit as a credit or to otherwise offset any payments required hereunder, including, but not limited to, Rent or any portion thereof. Lessee waives (i) California Civil Code Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”), and (ii) any and all rights, duties and obligations either party may now have, or in the future will have, relating to or arising from the Security Deposit Laws. Notwithstanding anything to the contrary herein, the Security Deposit may be retained and applied by Lessor (a) to offset Rent which is unpaid either before or after termination of this Lease, and (b) against other damages suffered by Lessor before or after termination of this Lease that are recoverable by Lessor in accordance with the terms and conditions of this Lease, but the remainder of the Security Deposit, if any, shall be returned to Lessee within sixty (60) days after the Premises are delivered to Lessor in the condition required for surrender pursuant to Paragraph 15(d) and Paragraph 15(h). No part of the Security Deposit shall be considered to be held in trust, to bear interest or other increment for its use, or to be prepayment for any moneys to be paid by Lessee under this Lease.
Following Substantial Completion of the Work, Lessee shall have the option of substituting cash for all or any portion of such Letter of Credit, and, Lessor shall reasonably cooperate with Lessee to accommodate an amendment or replacement of such letter of credit in connection with any such election by Lessee; provided, however, the combination of the cash portion of the Security Deposit and the amount of the Letter of Credit shall at all times equal Four Million Five Hundred Thousand and no/100s Dollars ($4,500,000.00), subject to reduction of such amount in accordance with the limits set forth in the Security Reduction Schedule set forth above. The Letter of Credit shall be issued to Lessor, as beneficiary, in form and substance reasonably satisfactory to Lessor. The Letter of Credit shall be subject to the International Standby Practices of 1998, International Chamber of Commerce Publication No. 590 subject to the following: (1) notwithstanding Rule 4.09(c) of ISP98 and regardless of whether the words "exact" or "identical" or similar words are used in this Letter of Credit, a document presented under this Letter of Credit need not reproduce the wording in this Letter of Credit exactly, including typographical errors, punctuation, spacing, blank lines and spaces, and the like; and (2) notwithstanding Rule 5.06(c)(i) of ISP98, the presenter shall not be precluded from asserting an objection to a notice of discrepancy solely by reason of having requested that the documents be forwarded or that a waiver be sought. Lessor may draw upon the Letter of Credit, without prejudice to any other remedy provided in the Lease or by Applicable Law, to the extent necessary to satisfy an event of default by Lessee under this Lease. Any such draw on the Letter of Credit shall not constitute a waiver of any other rights of Lessor with respect to such event of default. The Letter of Credit shall be issued by a bank reasonably approved by Lessor and whose deposits are insured by the FDIC (such approved, issuing bank being referred to herein as the “Bank”), which Bank must have a short term Fitch Rating which is not less than “F2”, a long term Fitch Rating which is not less than “BBB”, a short term rating from Standard and Poor’s Financial Services, LLC (“S&P”) of not less than “A2”, a long term S&P rating of not less than “BBB”, a short term rating from Moody’s Investor Service, Inc. (“Moody’s”) of not less than “P2”, and a long term Moody’s rating of not less than “Baa3” (collectively, the “Bank Credit Rating Threshold”). Lessor hereby approves of Wells Fargo Bank as an approved Bank. The Letter of Credit shall have an expiration date not earlier than the thirtieth (30th) day after the expiration of the Term (or, in the alternative, have a term of not less than one (1) year and be automatically renewable for an additional one (1) year period unless notice of non-renewal is given by the issuer to Lessor not later than sixty (60) days prior to the expiration thereof) and shall provide that Lessor may make partial and multiple draws thereunder for any sum which Lessor may reasonably expend or may be required to expend by reason of such default by Lessee, up to the amount thereof. In addition, the Letter of Credit shall provide that, in the event of Lessor's assignment or other transfer of its interest in this Lease, the Letter of Credit shall be freely transferable by Lessor, without charge and without recourse, to the assignee or transferee of such interest and the bank shall confirm the same to Lessor and such assignee or transferee. The Letter of Credit shall provide for payment to Lessor upon the issuer's receipt of a sight draft from Lessor together with Lessor's certificate certifying that Lessor is entitled to such payment pursuant to the provisions of this Lease, and with no other conditions, shall be in form and content reasonably satisfactory to Lessor. If the Letter of Credit has an expiration date earlier than the thirtieth (30th) day after the expiration of the Term, then throughout the Term (including any renewal or extension of the Term) Lessee shall provide evidence of renewal of the Letter of Credit to Lessor at least sixty (60) days prior to the date the Letter of Credit expires. If Lessor draws on the Letter of Credit pursuant to the terms hereof, Lessee shall immediately replenish the Letter of Credit or provide Lessor with an additional letter of credit conforming to the requirement of this paragraph. In addition to the other reasons set forth herein entitling Lessor to draw down on the Letter of Credit, Lessor, or its then managing agent, shall also have the right to draw down an amount up to the face amount of the Letter of Credit if the applicable rating of the Bank has been reduced below the Bank's Credit Rating Threshold, and Lessee has failed to provide Lessor with a replacement letter of credit, conforming in all respects to the requirements of this Paragraph 8, within twenty-five (25) days following Lessor's written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary). In addition, in the event the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said Letter of Credit shall be deemed to fail to meet the requirements of this Paragraph 8, and, within twenty-five (25) days following Lessor's notice to Lessee of such receivership or conservatorship, Lessee shall replace such Letter of Credit with a substitute letter of credit from a different issuer (which issuer shall meet or exceed the Bank's Credit Rating Threshold) and that complies in all respects with the requirements of this Paragraph 8. Lessee's failure to deliver any replacement, additional or extension of the Letter of Credit, or evidence of renewal of the Letter of Credit, within the time specified under this Lease shall entitle Lessor to draw upon the Letter of Credit then in effect and, at Lessor's election, constitute an event of default under this Lease. If Lessor liquidates the Letter of Credit as provided in the preceding sentence, Lessor shall hold the funds received from the Letter of Credit as security for Lessee's performance under this Lease in accordance with the requirements with respect to cash as set forth in this Paragraph 8, and Lessor shall not be required to segregate such Security Deposit from its other funds and no interest shall accrue or be payable to Lessee with respect thereto.
If Lessee is entitled to any reduction in the Security Deposit as more particularly set forth herein, then Lessor shall cooperate in a commercially reasonable manner with Lessee upon Lessee's request to replace or amend the then existing Letter of Credit to accommodate such reduction.

9.Use. Lessee may only use and occupy the Premises for general office uses, administrative purposes, research and development, laboratory, light manufacturing and related uses which are permitted under applicable laws including zoning ordinances, the covenants, conditions and restrictions for Menlo Business Park, and the City of Menlo Park and for no other use without the Lessor’s prior written consent. Notwithstanding the preceding, the manufacture of integrated circuits using any caustic or toxic substance which poses a meaningful risk of accelerated deterioration or damage to the Building is expressly prohibited. Any use of the Premises by Lessee or by any sublessee or assignee approved by Lessor pursuant to Paragraph 18 shall comply with the provisions of this Paragraph 9.
10.Hazardous Materials.
(a)The term “Hazardous Materials” as used in this Lease shall include any substance defined or regulated as radioactive, flammable, toxic, a biohazard, medical waste, “hazardous material”, “extremely hazardous material”, “hazardous waste”, “hazardous substance,” “toxic substance,” “industrial process waste,” or “special waste” in any Environmental Laws as hereafter defined. Hazardous Materials shall include, but not be limited to, petroleum, gasoline, natural gas, natural gas liquids, liquefied natural gas, synthetic gas, and/or crude oil or any products, by-products or fractions thereof.
(b)Lessee shall not engage in any activity in or on the Premises or the Property which constitutes a Reportable Use of Hazardous Materials without the express prior written consent of Lessor and timely compliance (at Lessee’s expense) with all Environmental Laws. “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of Hazardous Materials that require a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or (iii) the presence at the Premises or the Property of Hazardous Materials with respect to which any Environmental Law requires that a notice be given to persons entering or occupying the Premises, or the Property, or neighboring properties. Notwithstanding the foregoing, subject to the provision of Paragraph 2(e) (including the requirement that Lessee shall obtain a Haz Mat CUP from the City before Lessee maintains on the Premises five (5) gallons or more of any Hazardous Materials) Lessee may use the Hazardous Materials on the Premises that are listed on Exhibit “E” attached hereto and incorporated by reference herein, and any ordinary and customary office supplies, cleaning materials, and other materials reasonably required to be used in the normal course of Lessee’s agreed use of the Premises, so long as any such use is in compliance with all Environmental Laws, and does not expose the Premises, the Property, or neighboring property to any meaningful risk of contamination or damage. In addition, Lessor may condition its consent to any Reportable Use upon receiving such additional assurances as Lessor reasonably deems necessary to protect itself, the public, the Premises and the Property, and/or the environment against damage, contamination, injury and/or liability, including, but not limited to, the installation (and removal on or before Lease expiration or termination) of any protective modifications installed by Lessee (such as concrete encasements). Lessor shall be entitled to request a copy of Lessee’s Hazardous Materials Business Plan at any time during the Lease Term and Lessee shall provide such Plan to Lessor within five (5) business of such request.

(c)“Environmental Laws” shall mean and include any Federal, State, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, or dangerous waste, substance, element, compound, mixture or material, as now or at any time hereafter in effect including, without limitation, California Health and Safety Code §§25100 et seq., §§25300 et seq., Sections 25281(f) and 25501 of the California Health and Safety Code, Section 13050 of the Water Code, the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§9601 et seq. (“CERCLA”), the Superfund Amendments and Reauthorization Act, 42 U.S.C. §§9601 et seq., the Federal Toxic Substances Control Act, 15 U.S.C. §§2601 et seq., the Federal Resource Conservation and Recovery Act as amended, 42 U.S.C. §§6901 et seq., the Federal Hazardous Material Transportation Act, 49 U.S.C. §§1801 et seq., the Federal Clean Air Act, 42 U.S.C. §7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the River and Harbors Act of 1899, 33 U.S.C. §§401 et seq., and all rules and regulations of the EPA, the California Environmental Protection Agency, or any other state or federal department, board or any other agency or governmental board or entity having jurisdiction over the environment, as any of the foregoing have been, or are hereafter amended.
(d)If Lessee knows, or has reasonable cause to believe, that Hazardous Materials have come to be located in, on, under or about the Premises or the Property, other than as previously consented to by Lessor or otherwise permitted under this Lease, Lessee shall promptly give written notice of such fact to Lessor and provide Lessor with a copy of any report, notice, claim or other documentation which it has concerning the presence of such Hazardous Materials.
(e)Lessee and Lessee’s agents, employees, and contractors shall not cause any Hazardous Materials to be discharged or released into the Building or into the plumbing or sewage system of the Building or into or onto the Land underlying or adjacent to the Building in violation of any Environmental Laws. Lessee shall promptly, at Lessee’s expense, take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any contamination in violation of Environmental Laws or the terms of this Lease caused by Lessee or caused by any of Lessee’s employees, agents, or contractors, and for the maintenance, security and/or monitoring of the Premises, the Property, or neighboring properties if such contamination is caused by a release or emission of any Hazardous Materials by Lessee or by any of Lessee’s employees, agents, or contractors.
(f)Subject to Section 14 of the Work Letter, Lessee shall indemnify, defend and hold Lessor and its agents, employees, and lenders and the Premises and the Property harmless from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including, without limitation, any and all sums paid for settlement of claims, attorneys’ fees, consultant and expert fees) arising during or after the term of this Lease out of or involving any Hazardous Materials brought on to the Premises, the Property, or Menlo Business Park by or for Lessee or by anyone under Lessee’s control in violation of Environmental Laws or the terms of this Lease. Lessee’s obligations under this Paragraph 10(f) shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Lessee, and the cost of investigation (including consultants’ and attorneys’ fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved, as required by Environmental Laws, and shall survive the expiration or earlier termination of this Lease. No termination, cancellation or release agreement entered into by Lessor and Lessee shall release Lessee from its obligations under this Lease with respect to Hazardous Materials, unless specifically so agreed by Lessor in writing at the time of such agreement.
(g)Lessor represents and warrants to Lessee that prior to the execution of this Lease, Lessor delivered to Lessee the most recent Phase I environmental report, dated December 2014, (the “Phase 1 Report”) on the Building. To Lessor’s actual knowledge, except as otherwise provided in the Phase 1 Report, Lessor represents and warrants to Lessee that no Hazardous Materials currently exist in, on or under any portion of the Premises in violation of applicable environmental law. For purposes of this Paragraph 10(g), “Lessor’s actual knowledge” shall mean the current actual knowledge of John C. Tarlton, President of Tarlton Properties, Inc., without any duty to make investigation or inquiry.
11.Taxes on Lessee’s Property. Lessee shall pay before delinquency any and all taxes, assessments, license fees, and public charges levied, assessed, or imposed and which become payable during the Term and any extension thereof upon Lessee’s equipment, fixtures, furniture, and personal property installed or located in the Premises or on the Property.
12.Insurance.
(a)Lessee shall, at Lessee’s sole cost and expense, provide and keep in force commencing with the Commencement Date of the Term and continuing during the Term, (i) a commercial general liability insurance policy with a recognized casualty insurance company qualified to do business in California, insuring against liability occasioned by any occurrence in, on, about, or related to the Premises, or arising out of the condition, use, occupancy, alteration or maintenance of the Premises and covering the contractual liability referred to in Paragraph 13(a) of this Lease, having a combined single limit for both bodily injury and property damage in an amount not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) annual aggregate, and with excess umbrella liability insurance of not less than Six Million Dollars ($6,000,000.00) (limits requirement may be met through a combination of primary and excess/umbrella liability policies); (ii) an “all risk” or “Special Cause of Loss” property policy on all of its equipment, trade fixtures, inventory, fixtures, and personal property in, on or about the Premises including but not limited to Lessee’s Property described in Exhibit “G” and all alterations made by Lessee or Lessor following the Commencement Date hereof within the Premises in an amount not less than one hundred percent (100%) of the full replacement cost valuation; (iii) workers’ compensation insurance, as required by law and employers’ liability insurance with a limit of not less than One Million Dollars ($1,000,000.00) per accident and per disease with a One Million Dollar ($1,000,000.00) disease limit each employee, (iv) boiler and machinery insurance; (v) business interruption insurance in such amounts as will reimburse Lessee for direct and indirect loss of earnings and incurred costs attributable to the perils commonly covered by Lessee’s property insurance described above but in no less than One Million Dollars ($1,000,000), and (vi) such other types and amounts of insurance as Lessor or its lender may reasonably require which are customarily required of comparable tenants of comparable buildings in the vicinity of the Building; provided, however, the Lessor’s right to require new or additional coverage or increase policy limits under this clause (vi) shall not be exercised more than three (3) times in total during the initial 132 month Term of the Lease. All such insurance carried by Lessee shall be in a form reasonably satisfactory to Lessor and its mortgage lender and shall be carried with companies that have a general policyholder’s rating of not less than “A” and a financial rating of not less than Class “X” in the most current edition of Best’s Insurance Reports or such similar rating as may be reasonably selected by Lessor. Lessee shall endeavor in good faith to cause its commercial general liability policy to provide that the insurer shall endeavor give Lessor thirty (30) days prior written notice of any cancellation. Lessee shall not reduce any of its insurance coverages required in (i) through (vi) above below the minimum amount(s) required by this Lease or cancel such insurance except after at least thirty (30) days’ prior written notice to Lessor by Lessee, provided however, that if such notice is first received from Lessee’s commercial general liability carrier as requested above, Lessee need not provide a second notice of the same cancellation. On or before the earlier to occur of (i) the date on which any Lessee party first enters the Premises for any reason, including, without limitation prior to the Early Entry, or (ii) the Commencement Date and upon renewal of such policies not less than five (5) days prior to the expiration of the term of such coverage, Lessee shall deliver to Lessor certificates of insurance confirming such coverage and that all insurance requirements set forth herein have been met. Notwithstanding the preceding, if Lessee does not provide a certificate evidencing renewal at least five (5) days in advance of the expiration date of the term of any insurance coverage, Lessor will agree to accept such a certificate from Lessee’s insurance carrier within five (5) days following the expiration of the term and renewal of the policy; provided that Lessee first obtains, not less than ten (10) days prior to the expiration of the term of such coverage, from its insurance broker, a letter addressed to Lessor certifying to Lessor that Lessee intends to renew such coverage and is taking such action as are reasonably necessary to renew its policy(ies) in question prior to the expiration of any such coverage. To the fullest extent permitted by law, the commercial general liability and property insurance policies required to be carried by Lessee hereunder shall include Menlo Park Portfolio II, LLC and Tarlton Properties, Inc. as “Additional Insured”, c/o Tarlton Properties, Inc., 1530 O’Brien Drive, Suite C, Menlo Park, CA 94025, and such other persons as Lessor may reasonably request from time to time as additional insureds with respect to liability arising out of this Lease or the operations of Lessee by ISO form is CG 2011 01 96 or its equivalent (collectively, “Additional Insureds”) or as loss payee, as applicable. Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Lessor, Lessor’s property manager, or other Additional Insured and Lessor’s insurance shall be in excess thereto. In no event shall the limits of such insurance be considered as limiting the liability of Lessee under this Lease. If Lessee fails to procure and maintain the insurance required hereunder, Lessor may, but shall not be required to, order such insurance at Lessee’s expense and Lessee shall reimburse Lessor for all costs incurred by Lessor with respect thereto. Lessee’s reimbursement to Lessor for such amounts shall be deemed Additional Rent, and shall include all sums disbursed, incurred or deposited by Lessor, including Lessor’s costs, expenses and reasonable attorneys’ fees with interest thereon at the Interest Rate.
(b)Lessor shall obtain and carry in Lessor’s name, as insured, as an Operating Expense of the Property as provided in Paragraph 6(b), during the Term, “all risk” property insurance coverage (with rental loss insurance coverage for a period of one year), flood insurance, public liability and property damage insurance, and Lessor may obtain and carry insurance against such other risks or casualties as Lessor shall reasonably determine, including, but not limited to, insurance coverages required of Lessor by the beneficiary of any deed of trust which encumbers the Property, including earthquake insurance coverage insuring Lessor’s interest in the Property in amounts deemed reasonable by Lessor or its lender from time to time. The proceeds of any such insurance shall be payable solely to Lessor, and Lessee shall have no right or interest therein. Lessor shall have no obligation to insure against loss by Lessee to Lessee’s equipment, fixtures, furniture, inventory, or other personal property of Lessee in or about the Premises occurring from any cause whatsoever. Lessor agrees that its property insurance deductible shall at all times be reasonable and not exceed those of prudent landlords, comparable in size to Lessor, and for comparable buildings in the Bay Area of California.
(c)Notwithstanding anything to the contrary contained in this Lease, the parties release each other, and their respective authorized representatives, employees, officers, directors, shareholders, managers, members, trustees, beneficiaries, assignees, subtenants, invitees, successors, agents, contractors and property managers, from any claims for damage to the Premises or the Property and to the fixtures, personal property, leasehold improvements and alterations of either Lessor or Lessee in or on the Premises or the Property, to the extent that are caused by or result from risks required by this Lease to be insured against or actually insured against under any property insurance policies carried by the parties and in force at the time of any such damage, whichever is greater. This waiver applies whether or not the loss is due to the negligence (sole, separate or otherwise) of Lessor or Lessee or their respective authorized representatives, employees, officers, directors, shareholders, managers, members, trustees, beneficiaries, assignees, subtenants, invitees, successors, agents, contractors and property managers. Subject to the foregoing, this release and waiver shall be complete and total even if such loss or damage may have been caused by the negligence of the other party, its managers, members, employees, agents, contractors, property managers or invitees. Lessee covenants that the insurance policies required to be maintained by Lessee under this Lease will contain waiver of subrogation endorsements. All of Lessor’s and Lessee’s repair and indemnity obligations under this Lease shall be subject to the waiver contained in this Paragraph 12(c) excepting any repairs necessitated by the acts or omissions of Lessee, its employees, agents, contractors, sublessees, assigns or invitees if the cost of such repair does not exceed Lessor’s property coverage deductible; then, in such case, Lessee shall remain liable for either the repair or the cost thereof as provided in Paragraph 15(c). This release and waiver of subrogation does not and shall not apply to any damage to persons or property resulting from any environmental liability of Lessee pursuant to Paragraph 10.
13.Indemnification.
(a)Subject to the waiver of subrogation set forth in Paragraph 12(c) and to Section 14 of the Work Letter, Lessee shall indemnify, defend, and hold harmless Lessor from claims, suits, actions, or liabilities for personal injury, death or for loss or damage to property that arise from (1) any activity, work or thing done by Lessee in the Premises, the Property or the Park or permitted by Lessee in the Premises or on the rooftop equipment pad or on the equipment pads or in the bunkers immediately adjacent to the Premises, to the extent access to such pads and bunkers are controlled by Lessee to the same extent Lessee controls access to the Premises, (2) bodily injury or damage to property which arises in or about the Property or the Park to the extent the injury or damage to property results from the actual or alleged acts, omissions or willful misconduct of Lessee, its employees, agents or contractors, and (3) based on any event of default by Lessee in the performance of any obligation on Lessee’s part to be performed under this Lease. Lessee also waives all claims against Lessor and its employees, agents and contractors for damages to property, or to goods, wares, and merchandise stored in, upon, or about the Premises or the Property, and for injuries to persons in, upon, or about the Premises or the Property from any cause arising at any time, except to the extent caused by the active negligence or willful misconduct by Lessor or its employees, agents or contractors.
(b)Subject to the waiver of subrogation set forth in Paragraph 12(c), Lessor shall indemnify, defend, and hold harmless Lessee from claims, suits, actions, or liabilities for personal injury, death or for loss or damage to property that arise from bodily injury or damage to property which arises in or about the Property to the extent the injury or damage to property results from the active negligent acts or willful misconduct of Lessor, its employees, agents or contractors. As used herein, “active negligence” of any party shall mean that party’s participation in an affirmative act of negligence, knowledge about or compliance in a negligent act, or failure to perform (after a reasonable period of time) a precise duty which that party is obligated to perform hereunder.
(c)In the absence of comparative or concurrent negligence on the part of Lessee or Lessor, their respective agents, affiliates, and subsidiaries, or their respective officers, directors, members, employees or contractors, the foregoing indemnities by Lessee and Lessor shall also include reasonable costs, expenses and attorneys’ fees incurred in connection with any indemnified claim or incurred by the indemnitee in successfully establishing the right to indemnity. The indemnitor shall have the right to assume the defense of any claim subject to the foregoing indemnities with counsel reasonably satisfactory to the indemnitee. The indemnitee agrees to cooperate fully with the indemnitor and its counsel in any matter where the indemnitor elects to defend, provided the indemnitor shall promptly reimburse the indemnitee for reasonable costs and expenses incurred in connection with its duty to cooperate.
The foregoing indemnities shall survive the expiration or earlier termination of this Lease and are conditioned upon the indemnitee providing prompt notice to the indemnitor of any claim or occurrence that is likely to give rise to a claim, suit, action or liability that will fall within the scope of the foregoing indemnities, along with sufficient details that will enable the indemnitor to make a reasonable investigation of the claim.
When the claim is caused by the joint negligence or willful misconduct of Lessee and Lessor or by the indemnitor party and a third party unrelated to the indemnitor party (except indemnitor’s agents, officers, employees or invitees), the indemnitor’s duty to indemnify and defend shall be proportionate to the indemnitor’s allocable share of joint negligence or willful misconduct.
(d)Lessor shall not be liable to Lessee for any damage caused by any act or negligence of any other occupant of the Building or any other owner or occupant of adjoining or contiguous property, nor for overflow, breakage, or leakage of water, steam, gas, or electricity from pipes, wires, or otherwise in the Premises or the Building, except to the extent caused by the gross negligence or willful misconduct by Lessor or Lessor’s employees, agents, or contractors. Except as otherwise provided herein, Lessee will pay for damage to the Premises or the Property caused by the misuse or neglect of the Premises or the Property by Lessee or its employees, agents, contractors, assigns or subtenants, including but not limited to, the breakage of glass in the Building.
14.Warm Shell Work; Market Ready Improvements; Tenant Improvements.
(a)Lessor shall cause to be constructed the improvements and modifications to the Premises and the Building (i) described in Schedule “F-1” and Schedule “F-2” to the Work Letter attached hereto (the “Warm Shell Work”), (ii) as described in Schedule “F-3” and Schedule “F-4” to the Work Letter (the “Market Ready Improvements”) and (the “Tenant Improvements”). The Warm Shell Work, the Market Ready Improvements and the Tenant Improvements are collectively referred to herein as the “Work”). The costs of the Warm Shell Work shall be paid for by Lessor. The cost of BMR fees assessed by the City of Menlo Park associated with the Work (but not any alterations or improvements made by Lessee after the Commencement Date) shall be paid for by Lessor. The costs of the Market Ready Improvements and the Tenant Improvements shall be shared by Lessor and Lessee as set forth herein and in the Work Letter. Lessor agrees to pay the costs (y) to complete the Market Ready Improvements up to the total amount of Nine Million Nine Hundred Thousand Dollars ($9,900,000.00) which amount equates to Fifty-Five Dollars ($55.00) per rentable square foot of the Premises (“Lessor’s Contribution”), and (z) to complete the Tenant Improvements up to a total amount of Two Million Seven Hundred Thousand ($2,700,000.00) (the “Tenant Improvement Allowance”); provided, that any amounts remaining in each allowance can be used for either category of work. Lessor shall disburse Lessor’s Contribution and the Tenant Improvement Allowance, as applicable, directly to the applicable design professionals, contractors, materialmen or other laborers in connection with the construction of the Market Ready Improvements and the Tenant Improvements. At Lessee’s election made by written notice to Lessor at any time prior to Lessor’s execution of the Construction Contract (as defined in the Work Letter), Lessee may re-allocate the dollar amounts attributable to a particular line item in the budget for the Warm Shell Work as set forth on Schedule “F-2” to the Work Letter attached hereto, for use of such amounts towards the completion of a similar line item of work in the budget for the Market Ready Improvements and Tenant Improvements as set forth on Schedule “F-4” to the Work Letter attached hereto; provided, however, that Lessee shall not be permitted to exercise such re-allocation rights with respect to any structural portions of the Work or for any portion of the Work that is related to the exterior of the Building. If Lessee elects to re-allocate any dollar amounts from the Warm Shell Work as set forth in the immediately preceding sentence, then the parties hereby agree and acknowledge that thereafter Lessor shall have no obligation to complete such item of the Warm Shell Work attributable to the funds re-allocated by Lessee and the definition of the Warm Shell Work shall be deemed so amended and Lessor’s Contribution shall be increased by such re-allocated amount. Except as otherwise provided herein or in the Work Letter, Lessee shall be liable for all fees and costs of the design and construction of the Market Ready Improvements and the Tenant Improvements in excess of the Lessor’s Contribution and the Tenant Improvement Allowance (such amount referred to herein as the “Tenant Improvement Shortfall”). Lessee shall pay the Tenant Improvement Shortfall upon written request from Lessor accompanied by invoices reflecting such amounts due within thirty (30) days following Lessor’s delivery of such payment request as more particularly described in the Work Letter. The Tenant Improvement Shortfall shall be invoiced and paid monthly as the construction costs are incurred during construction in proportion to the amount of Landlord’s Contribution and the Tenant Improvement Allowance combined fall short of the Final Budget cost. By way of example only, if the total project costs are budgeted to be Twenty Million Dollars ($20,000,000.00), Lessee’s Tenant Improvement Shortfall percentage would be thirty seven percent (37%) and Lessee would be invoiced thirty-seven percent (37%) of the actual construction costs each month commencing with the first invoices following Lessor’s completion of the Warm Shell Work. Following completion of the Work and final determination of the cost of the Work and the Tenant Improvement Shortfall, the parties shall review and reconcile any underpayments or overpayments by Lessee of the Tenant Improvement Shortfall. Lessor shall employ Tarlton Properties, Inc. as construction manager for the Tenant Improvements at a fee (the “Lessor Supervision Fee”) equal to four percent (4%) of hard construction costs of the Market Ready Improvements and the Tenant Improvements (i.e., the amounts paid to any general contractor, subcontractors, vendors, and suppliers for labor and materials for the construction of the Market Ready Improvements and the Tenant Improvements). The Work shall be constructed on an “open book” basis and Lessee shall have the right to reasonably audit and inspect all relevant costs, books and records related to the Work in Lessor’s office during normal business hours upon not less than forty-eight hours’ advance written notice to Lessor. Lessee must complete its final audit and review within thirty (30) days of Lessor’s payment of final invoices for the Work.
(b)The Work shall be constructed in accordance with all Applicable Laws and the terms of this Lease, in a good and workmanlike manner and using new materials and equipment of good quality. Upon delivery of the Premises to Lessee, Lessor and Lessee shall coordinate a walk-through of the Premises and Lessor and Lessee shall complete a punch list indicating any deficiencies in the Work (“Punch List”). Lessor shall cause such items set forth in the Punch List to be completed within a reasonable period of time thereafter as may be required for compliance with Schedules “F-1” and “F-2”, and the Work Letter. Lessor agrees to (i) use reasonable efforts to assign any assignable warranties or guaranties provided by the contractors or manufacturers of equipment to be maintained by Lessee pursuant to Paragraph 15 (if any) provided as part of the Work to Lessee or, at Lessee’s option, to enforce same with respect to any defect discovered in such equipment within one (1) year after the Commencement Date and (ii) to enforce all other warranties or guaranties with respect to any defect discovered in the Work within one (1) year after the Commencement Date.
(c)Lessee waives all right to make repairs at the expense of Lessor, or to deduct the costs thereof from the Rent, and Lessee waives all rights under Section 1941 and 1942 of the Civil Code of the State of California. At the expiration or sooner termination of this Lease, Lessee shall surrender the Premises in accordance with Paragraph 15, except for ordinary wear and tear, damage caused by casualty, and alterations or other improvements made by Lessee with Lessor’s prior written consent which Lessee is not required to remove.

(d)Lessee shall have no responsibility for and neither Lessor’s Contribution nor the Tenant Improvement Allowance shall be used for the following: (a) costs for improvements which are not shown on or described in the Tenant Improvement Documents unless otherwise approved by Lessee in a Change Order (except for Lessee’s obligation to share any fire-proofing costs, if required); (b) costs to complete the Warm Shell Work; (c) costs incurred due to the presence of Hazardous Materials in the Premises, the Property or the surrounding area present as of the Effective Date; (d) attorneys' fees incurred in connection with negotiation of construction contracts, and attorneys' fees, experts' fees and other costs in connection with disputes with third parties; (e) interest and other costs of financing construction costs; (f) costs recovered by Lessor upon account of warranties and insurance; (g) restoration costs in excess of insurance proceeds as a consequence of casualties; (h) provided Lessee promptly pays its Tenant Improvement Shortfall as and when invoiced, and for any increases in costs resulting from Tenant Delays or Change Orders, penalties and late charges attributable to Lessor's failure to pay construction costs for which Lessor is responsible hereunder (not including any costs associated with construction, installation or equipment directly contracted for by Lessee); (i) costs incurred as a consequence of Lessor Delay, (j) any fees or general conditions of the General Contractor (defined in the Work Letter) in excess of:
(1) Division 1 (including: supervision and general conditions and other overhead) by percentage: 5.04%
(2) Contractor's fee by percentage: 3.75%
or (k) any third party fees, costs, overhead, management or supervision fees of Lessor or its affiliates other than the Lessor Supervision Fee. Lessor agrees to use commercially reasonable efforts to enforce the terms of the Lessor’s construction contracts during the course of construction.
(e)Lessor and Lessee have agreed that Lessor shall pay for fifty percent of the cost of fire-proofing, if any, required in the Premises, as part of the Warm Shell Work, and, Lessor shall pay for the remaining fifty percent (50%) of such fireproofing cost from the Lessor’s Contribution for Market Ready Improvements.
15.Maintenance and Repairs; Alterations; Surrender and Restoration.
(a)Lessor shall, at Lessor’s sole expense, keep in good order, condition, and repair and replace when necessary, the structural elements of the roof (excluding the roof membrane which Lessor shall maintain, but the cost of which shall be included as an Operating Expense as permitted under Paragraph 6), the structural elements of the foundation and exterior walls (except the interior faces thereof) of the Building, and other structural elements of the Building and the Property as “structural elements” are defined in building codes applicable to the Building, excluding any alterations, structural or otherwise, made by Lessee to the Building which are not approved in writing by Lessor prior to the construction or installation thereof by Lessee. Subject to any termination right in Paragraph 21, below, Lessor shall perform and construct, and Lessee shall not be responsible for performing or constructing, any repairs, maintenance, or improvements (1) required as a result of any casualty damage except to the extent caused by Lessee, its employees, agents, contractors, assigns, sublessee or invitees up to the amount of Lessor’s deductible, which shall be subject to Paragraph 21 below, or as a result of any taking pursuant to the exercise of the power of eminent domain, or (2) for which Lessor has a right of reimbursement from third parties based on construction or other warranties, contractor guarantees, or insurance claims.
(b)Lessor shall provide or cause to be provided and shall supervise the performance of, as an Operating Expense of the Property as permitted under Paragraph 6(b) hereof, all services and work relating to the operation, maintenance, repair, and replacement, as needed, of the Property, HVAC, mechanical, electrical and plumbing systems in the Building; the interior of the Building; the roof membrane; the outside areas of the Property; landscaping, tree trimming, resurfacing and restriping of the parking lot, repairing and maintaining the walkways; exterior building painting, exterior building lighting, parking lot lighting, and exterior security patrol. In the event Lessee provides Lessor with written notice of the need for any repairs, Lessor shall commence any such repairs promptly following receipt by Lessor of such notice and Lessor shall diligently prosecute such repairs to completion. Lessor shall make available during normal business hours for Lessee’s review and copy, Lessor’s service, maintenance, repair and replacement records, such records to be located at the office of Lessor in the Menlo Business Park.
Notwithstanding the preceding, subject to Lessee’s satisfactory performance of the obligations described herein below in Lessor’s sole but reasonable discretion and subject to the conditions provided in Paragraph 15(c), below, so long as (x) Pacific Biosciences of California, Inc. or any Permitted Transferee (provided that in the case of a Permitted Transferee, the senior personnel in charge of the Systems Repairs (as defined below) shall remain the same before and after the Permitted Transferee becomes the named entity under the Lease) remains the named tenant entity under this Lease, (y) occupies and operates its business in not less than 51% of the Premises, and (z) if any sublease exists, so long as Pacific Biosciences of California, Inc. remains one hundred percent (100%) responsible for all service, maintenance, repair and replacement of the systems set forth in Paragraph 15(b)(i) and (ii), below, for the entirety of the Premises whether subleased or not, (the items set forth in Subsections (x), (y) and (z) collectively referred to herein as the “Maintenance Requirements”), the parties agree that Lessee shall directly assume responsibility for, contract directly with any service providers for, and pay directly for the following (the “Systems Repairs”):
(i) all service, maintenance, repair and replacement of heating, ventilation, air conditioning, mechanical and electrical systems within the Premises or serving the Premises from the rooftop pad or the equipment pads immediately adjacent to the Premises; and,
(ii) all service, maintenance, repair and replacement of plumbing and interior sewage systems within the Premises.
Further notwithstanding Lessee’s assumption of responsibility under Paragraph 15(b)(i) and (ii), above, Lessor, and not Lessee, shall throughout the Term of the Lease, maintain all fire systems including the wet system (including the P.I.V.) and the fire alarm monitoring system, the electrical incoming switch gear (including the main switch gear), the Building envelope, all back flow systems and the elevator. All such costs shall be included in Operating Expenses, subject to the provisions of Paragraph 6.
Lessee’s right to perform such service, maintenance, repair and replacement as provided in Paragraph 15(b)(i) and (ii) is non-transferable as more particularly described below.
(c)Subject to the foregoing and except as provided elsewhere in this Lease, Lessee shall at all times use and occupy the Premises and maintain the systems described in Paragraph 15(b)(i) and (ii), above, in a manner which keeps the Premises in good and safe order, condition, and repair, including the performance of all regularly scheduled service as required by any manufacturer’s recommended service plan and/or required for the maintenance of any warranty provided by such manufacturer. Lessor may, at Lessor’s reasonable discretion, obtain on an annual basis an inspection report of the HVAC system from a separate HVAC service firm designated by Lessor for the purpose of monitoring the performance of the HVAC maintenance and repair work performed by the HVAC service firm which performs the regular repair and maintenance. The cost of such inspection report shall be an Operating Expense pursuant to Paragraph 6. Subject to the release of claims and waiver of subrogation contained in Paragraphs 12(c) and 13(d), if Lessor is required to make any repairs to the Property by reason of Lessee’s negligent acts or omissions, Lessor may add the cost of such repairs to the next installment of Rent which shall thereafter become due, and Lessee shall promptly pay the same upon receipt of an invoice therefor.
If at any time after the first (1st) anniversary of the Commencement Date, Pacific Biosciences of California, Inc. (the named tenant hereunder) (i) assigns this Lease by operation of law or otherwise other than to a Permitted Transferee, (ii) fails to provide copies of all service contracts and all service, maintenance, repair and replacement records (whether performed by Lessee’s trained and certified personnel or by outside vendors) with respect to Systems Repairs required to be performed by Lessee in the Premises to Lessor on a timely basis, without necessity of request therefor, (iii) fails to require that all vendors maintain insurance reasonably satisfactory to Lessor naming Lessor and the Additional Insureds named in Paragraph 12 as “Additional Insured”, (iv) fails to perform the Systems Repairs in accordance with the provisions of this Paragraph 15, (v) fails to provide such service, maintenance, repair or replacement at quality and frequency levels at least equal to the quality and frequency levels Lessor would maintain if it were providing such services (as evidenced by Lessor’s maintenance of the balance of the Menlo Business Park), or (vi) fails to satisfy any of the Maintenance Requirements, and following such breach Lessee fails to commence a cure of any breach of the obligations set forth in (ii), (iii), (iv), (v) or (vi) within five (5) business days after receipt of written notice from Lessor and, thereafter, to diligently prosecute the cure to completion three (3) or more times in a twelve (12) month period then, the Parties agree that Lessor may, in its discretion, elect to assume or resume responsibility for maintenance, repair and replacement of the systems described in Paragraph 15(b)(i) and (ii), above, and include the cost in Operating Expenses as provided in Paragraph 6, subject to the provisions of Paragraph 6. Notwithstanding the cure period set forth in the immediately preceding sentence, the parties hereby agree and acknowledge that if Lessee fails more than once in a twelve (12) month period to cure a breach of any of the obligations set forth in (ii), (iii), (iv), (v) or (vi) within a reasonable time after receipt of written notice from Lessor, then Lessor may elect to assume or resume responsibility for maintenance, repair and replacement of the systems as set forth herein. Any such election by Lessor shall be effective immediately upon written notice to the Lessee of Lessor’s intent to assume or resume such service, maintenance, repair and replacement. Any Lessor notice referred to above must set forth in reasonable detail the nature and extent of the failure referencing pertinent Lease provisions.
All vendors selected by Lessee in the performance of its service, maintenance and repair obligations hereunder shall be from Lessor’s approved vendor list. Lessee agrees to provide Lessor with a copy of Lessee’s internal maintenance programs and procedures within ten (10) days of the Commencement Date hereof, and again at any time upon receipt of Lessor’s request therefor. Lessor and Lessee shall schedule a joint inspection of the Premises not less than once per calendar year for the purpose of verifying that all service, repairs, maintenance and replacements performed by Lessee hereunder are being performed in a reasonable and satisfactory manner.
(d)Lessee shall not install or construct any alterations, improvements or additions without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Lessee may, from time to time, at its own cost and expense and without the consent of Lessor (but with advance notice to Lessor) make nonstructural alterations to the interior of the Premises provided that: (i) such alterations do not affect or penetrate the structural portions of the Premises or the Building, the roof or exterior appearance of the Premises or Building or materially and adversely affects any mechanical, electrical, plumbing, sewer, life safety, HVAC or other system in the Building; (ii) such alterations do not require a building permit or other governmental authorization; (iii) the cost of which in any one instance or in any one calendar year is Thirty Thousand and 00/100 Dollars ($30,000.00) or less, further provided Lessee (1) first notifies Lessor in writing of any such alterations at least fifteen (15) days prior to commencing any such work; and (2) such alterations otherwise comply with the terms of this Paragraph 15 and all Rules and Regulation, Building regulations and Lessor’s engineering and design requirements for the Building, as applicable (such alterations hereinafter (“Permitted Alterations”). Except for Permitted Alterations, Lessee shall not make any additional alterations, improvements, or additions to the Premises without delivering to Lessor a complete set of plans and specifications for such work, obtaining and delivering copies to Lessor of all permits or other governmental approvals required for such work and obtaining Lessor’s prior written consent thereto, which consent shall not be unreasonably delayed, conditioned or withheld. All alterations and additions shall be installed by Lessee’s employees or by a licensed contractor approved by Lessor, at Lessee's sole expense in compliance with all Applicable Laws, rules, regulations and ordinances. Lessee shall keep the Premises and the Property on which the Premises are situated free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Lessee. If any Permitted Alterations or other non-structural alterations to the interior of the Premises exceed Thirty Thousand and 00/100 Dollars ($30,000.00) in any one instance or in any calendar year, Lessee shall employ, at Lessee’s expense, Tarlton Properties, Inc. as construction manager for such alterations at a fee equal to five percent (5%) of the first Two Hundred Fifty Thousand Dollars ($250,000.00) of hard construction costs (i.e., the amounts paid to any general contractor, subcontractors, vendors, and suppliers for labor and materials for the construction of the alterations or improvements) and then four percent (4%) of such hard construction costs in excess of Two Hundred Fifty Thousand Dollars ($250,000.00). Lessor may condition its consent to, among other things, Lessee agreeing in writing to remove any such alterations prior to the expiration of the Lease Term and Lessee agreeing to restore the Premises to its condition prior to such alterations at Lessee’s expense. For alterations requiring Lessor’s consent, Lessor shall have no right to require Lessee to remove alterations unless Lessor shall advise Lessee in writing at the time consent is granted whether Lessor will require Lessee to remove any alterations from the Premises prior to the expiration or sooner termination of this Lease. Lessee agrees that Lessor may obtain updated architectural drawings, in each and every instance of an alteration to the Building performed by or on behalf of Lessee, and Lessee agrees to reimburse Lessor for the cost to update architectural plans and drawings within thirty (30) days of receipt of invoice therefor.
Lessor and Lessee shall schedule a joint inspection of the Premises not less than once per calendar year for the purpose of verifying that all alterations made by Lessee within the Premises are in fact Permitted Alterations and have been performed in accordance with the requirements provided above. Notwithstanding anything to the contrary contained herein, if Lessee performs alterations in the Premises which required Lessor’s advance written consent when none was obtained, which required a building permit or other governmental authorization when none was obtained or otherwise failed to comply with the requirements of this Paragraph 15(d), then Lessor may revoke Lessee’s right to perform Permitted Alterations without first obtaining Lessor’s prior written consent, in each instance, which consent shall not be unreasonably withheld, conditioned or delayed.
All alterations, trade fixtures, equipment and personal property installed in the Premises solely at Lessee’s expense, including, without limitation, the items described on Exhibit “G” attached hereto, (“Lessee’s Property”) shall during the term of this Lease remain Lessee’s property and Lessee shall be entitled to all depreciation, amortization and other tax benefits with respect thereto (as to the cost of the Work paid for by Lessee). Upon the expiration or sooner termination of this Lease, all alterations, fixtures and improvements to the Premises, whether made by Lessor or installed by Lessee at Lessee’s expense, shall be surrendered by Lessee with the Premises and shall become the property of Lessor; provided, however, that Lessee’s Property may be removed by Lessee. Lessee shall repair to Lessor’s reasonable satisfaction all damage to the Premises occasioned by removal of Lessee’s Property.
(e)Lessee shall, at Lessee’s sole cost and expense, fully, diligently and in a timely manner, comply with all present and future “Applicable Laws,” which term is used in this Lease to mean all laws, rules, regulations, ordinances, directives, orders, covenants, permits of all governmental agencies and authorities, easements and restrictions of record, the requirements of any applicable fire insurance underwriter or rating bureau or board of fire underwriters relating in any manner to the Premises and/or with respect to Lessee’s use or occupancy of the Premises (including but not limited to matters pertaining to industrial hygiene, environmental conditions on, in, under or about the Premises, including soil and groundwater conditions, subject to the provisions of Paragraph 10 hereof, and the use, generation, manufacture, production, installation, maintenance, removal, transportation, storage, spill, or release of any Hazardous Materials (which are addressed in Paragraph 10 hereof)), now in effect or which may hereafter come into effect. Lessee shall, within five (5) days after receipt of

Lessor’s written request, provide Lessor with copies of all documents and information, including but not limited to permits, registrations, manifests, applications, reports and certificates, evidencing Lessee’s compliance with any Applicable Laws specified by Lessor, and shall immediately upon receipt, notify Lessor in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving failure by Lessee or the Premises to comply with any Applicable Laws. Notwithstanding the foregoing, any changes or repairs to the Property of any nature which would be considered a capital expenditure under generally accepted accounting principles to the Premises shall be made by Lessor at Lessee’s expense if such repairs or changes are required by reason of the specific nature of the use of the Premises by Lessee. If such changes or repairs are not required by reason of the specific nature of Lessee’s use of the Premises and are capital expenditures, the cost of such changes or repairs shall be treated as an Operating Expense and amortized in accordance with the provisions of Paragraph 6(b).
(f)Subject to Paragraph 32, Lessor, Lessor’s agents, employees, contractors and designated representatives, and the holders of any mortgages, deeds of trust or ground leases on the Premises (“Lenders”) shall have the right to enter the Premises at any time in the case of an emergency, and otherwise at reasonable times on not less than twenty-four (24) hours’ notice, for the purpose of inspecting the condition of the Premises and for verifying compliance by Lessee with this Lease and all Applicable Laws, and Lessor shall be entitled to employ experts and/or consultants in connection therewith to advise Lessor with respect to Lessee’s activities, including but not limited to Lessee’s installation, operation, use, monitoring, maintenance, or removal of any Hazardous Substance on or from the Premises. The costs and expenses of any such inspections shall be paid by the party requesting same, unless a default or breach of this Lease by Lessee or a violation of Applicable Laws or a contamination, caused or materially contributed to by Lessee, is found to exist or to be imminent, or unless the inspection is requested or ordered by a governmental authority as the result of any such existing or imminent violation or contamination. In such case, Lessee shall upon request reimburse Lessor or Lessor’s Lender, as the case may be, for the costs and expenses of such inspections.
(g)During the term of this Lease, Lessee shall comply, at Lessee’s expense, with all of the covenants, conditions, and restrictions affecting the Premises which are recorded in the Official Records of San Mateo County, California, and which are in effect as of the date of this Lease.
(h)Lessee shall surrender the Premises on or before the last day of the lease Term or any earlier termination date, in accordance with Paragraph 14(c) and this Paragraph 15(h), with all of the improvements to the Premises (including the Tenant Improvements), parts, and surfaces thereof clean and free of debris and in the operating order, condition, and state of repair existing as of the Commencement Date, ordinary wear and tear, the elements, acts of God, casualties, condemnation, alterations or other interior improvements which it is permitted to surrender at the termination of this Lease and repairs that Lessee is not responsible for under this Lease, excepted. Lessee’s failure to surrender the Premises in accordance with the terms and conditions of this Lease, including, without limitation, this Paragraph 15(h) shall be deemed to be a material default under the Lease. “Ordinary wear and tear” shall not include any damage or deterioration that would have been prevented by good maintenance practice or by Lessee performing all of its obligations under this Lease. Notwithstanding the foregoing, prior to the last day of the Term (or earlier termination of the Lease), Lessee shall (i) patch any holes in the walls of the Premises and paint any damaged areas to match the surrounding walls; (ii) replace any broken or damaged ceiling tiles in the Premises; and (iii) vacuum and steam clean all carpets and replace any damaged areas of the carpets to match the surrounding carpet. In addition to the foregoing, the obligations of Lessee shall include the repair of any damage occasioned by the installation, maintenance, or removal of Lessee’s trade fixtures, furnishings, equipment, and alterations, and the restoration by Lessee of the Premises to its condition upon completion of the Work. Lessee shall not be required to remove the Work but shall remove all personal property, equipment and (A) any Alterations made after the Commencement Date if Lessor provided notice of its requirement of such removal and restoration upon expiration or sooner termination of the Lease term pursuant to Paragraph 15(d) at the time it consented thereto, or (B) if Lessee made any such alterations, additions, or improvements without obtaining Lessor’s required prior written consent in breach of Paragraph 15(d), and within a reasonable time after the expiration or sooner termination of the Lease term Lessor gives written notice to Lessee requiring Lessee to perform such removal and restoration. Prior to the expiration of the term of this Lease or any earlier termination date, Lessee shall, at Lessee’s expense, obtain written closure reports from the San Mateo County Health Department and from the Menlo Park Fire Protection District with respect to any Hazardous Materials used, stored, or released by Lessee on or about the Premises. Both written closure reports shall provide written certification that all Hazardous Materials have been removed from the Premises and that no further action is required in connection with the closure of the Premises. Any removal and remediation of Hazardous Materials by Lessee shall be certified in writing as (1) complete and (2) having been properly performed, by the San Mateo County Health Department and the Menlo Park Fire Protection District and a copy of such written certifications shall be delivered by Lessee to Lessor no later than the last day of the Term of this Lease.
16.Utilities and Services.
(a)Lessee shall contract for and pay for all separately metered electricity, water and gas, and Lessor shall contract for and pay for, and Lessee shall reimburse Lessor therefor pursuant to Paragraph 6 as an Operating Expense pursuant to the provisions of Paragraph 6, all common area electricity, gas, water, sewer, utility and other service charges. Lessee shall contract for and pay for janitorial service, refuse pick-up and any telephone, data or other communications services, any special utilities that serve only the Premises (e.g., distilled water, process gasses, etc.).
(b)Lessor shall not be liable to Lessee for any interruption or failure of any utility services to the Building or the Premises unless caused by the active negligence or willful acts of Lessor. Lessee shall not be relieved from the performance of any covenant or agreement in this Lease because of any such failure. Lessor shall make all repairs to the Premises required to restore such services to the Premises and the cost thereof shall be payable by Lessee pursuant to Paragraph 6 as a current Operating Expense, or as a capital improvement which is amortized over its useful life (together with interest thereon) as an Operating Expense in accordance with generally accepted accounting principles as described in Paragraph 6(b); provided, however, that Lessee shall have the option to pay for Lessee’s Pro Rata Share of any such improvement as a single lump-sum payment to avoid future interest costs described therein, and further provided that if such failure is caused by the active negligence or willful acts of Lessor, then Lessor shall bear such costs. Notwithstanding anything to the contrary contained in this Lease, if Lessee is prevented from using, and does not use, the Premises or any portion thereof, for thirty (30) consecutive days (the “Eligibility Period”), as a result of (i) any failure by Lessor to provide to the Premises any of the essential utilities and services required to be provided by Lessor pursuant to this Lease, or (ii) any failure by Lessor to provide access to the Premises (each failure which shall be an “Interruption”), then Lessee’s obligation to pay Rent shall be abated, as the case may be, from and after the first (1st) day following the Eligibility Period and continuing until such time that Lessee continues to be so prevented from using, and does not use, the Premises or a portion thereof as a result of the Interruption, in the proportion that the rentable square feet of the portion of the Premises that Lessee is prevented from using, and does not use in the Premises bears to the total rentable square feet of the Premises; provided, however, that Lessee shall only be entitled to such abatement of Rent if the Interruption described in clauses (i) or (ii) of this sentence arises out of or results from Lessor’s active negligence or willful misconduct; provided, further, that Lessee shall not be entitled to abatement or reduction of Rent to the extent the matters described in clauses (i) or (ii) above arise out of or results from an Interruption outside of Lessor’s reasonable control. To the extent Lessee shall be entitled to abatement of Rent because of a Casualty pursuant to Paragraph 21 or a taking pursuant to Paragraph 22, then the terms of this Paragraph 16(b) shall not apply.
17.Liens. Lessee agrees to keep the Premises free from all liens arising out of any work performed, materials furnished, or obligations incurred by Lessee. Lessee shall give Lessor at least ten (10) calendar days prior written notice before commencing any work of improvement on the Premises, the contract price for which exceeds Ten Thousand and 00/100 Dollars ($10,000.00). Lessor shall have the right to post notices of non-responsibility with respect to any such work. If Lessee shall, in good faith, contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense, defend and protect itself, Lessor and the Property against the same, and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against the Lessor or the Property. If Lessor shall require, Lessee shall furnish to Lessor a surety bond satisfactory to Lessor in an amount equal to one and one-half times the amount of such contested claim or demand, indemnifying Lessor against liability for the same, as required by law for the holding of the Property free from the effect of such lien or claim.
18.Assignment and Subletting.
(a)Except as otherwise provided in this Paragraph 18, Lessee shall not assign this Lease, or any interest, voluntarily or involuntarily, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or suffer any other person (the agents and servants of Lessee excepted) to occupy or use the Premises, or any portion thereof, without the prior written consent of Lessor in each instance pursuant to the terms and conditions set forth below, which consent shall not be unreasonably withheld or delayed, subject to the following provisions; provided, however, Lessee shall not assign this Lease, or any interest, voluntarily or involuntarily, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or suffer any other person (the agents and servants of Lessee excepted) to occupy or use the Premises, or any portion thereof, if Lessee shall be in default under this Lease past any applicable cure period.
(b)Prior to any assignment or sublease which Lessee desires to make, other than a Permitted Transfer (as defined in Paragraph 18(f) below), Lessee shall provide to Lessor the name and address of the proposed assignee or sublessee, and true and complete copies of all documents relating to Lessee’s prospective agreement to assign or sublease, a copy of a then current financial statement for such proposed assignee or sublessee, and any other relevant information reasonably requested by Lessor within five (5) days after receipt of notice of the proposed assignment or sublease and Lessee shall specify all consideration to be received by Lessee for such assignment or sublease in the form of lump sum payments, installments of rent, or otherwise. For purposes of this Paragraph 18, the term “consideration” shall include all money or other consideration received by Lessee for such assignment or sublease. Within ten (10) days after the receipt of such documentation and other information, Lessor (1) shall notify Lessee in writing that Lessor elects to consent to the proposed assignment or sublease subject to the terms and conditions hereinafter set forth; (2) shall notify Lessee in writing that Lessor refuses such consent, specifying reasonable grounds for such refusal; or (3) except with respect to a Permitted Transferee, if at the time Lessee requests that Lessor consent to an assignment or sublease for all or substantially all of the remaining Lease Term, Lessee is not conducting on-going operations for the use permitted in Paragraph 9, above, in at least fifty-one percent (51%) of the Building, Lessor may notify Lessee that Lessor elects to terminate this Lease, provided that with respect to a proposed sublease of a portion of the Premises Lessor’s termination right shall apply only to the proposed sublease space, and specifying the effective date of termination which shall be the same as the commencement date of the proposed sublease. If Lessor elects to terminate this Lease pursuant to the foregoing provision, upon the effective date of termination, Lessor and Lessee shall each be released and discharged from any liability or obligation to the other under this Lease accruing thereafter with respect to the Premises or the portion thereof to which the termination applies, except for any obligations then outstanding and except for any indemnity obligations which survive the expiration or termination of this Lease by the express terms hereof, and Lessee agrees that Lessor may enter into a direct lease with such proposed assignee or sublessee without any obligation or liability to Lessee.
In deciding whether to consent to any proposed assignment or sublease, Lessor may take into account whether reasonable conditions have been satisfied, including, but not limited to, the following:
(1)In Lessor’s reasonable judgment, the proposed assignee or subtenant is engaged in such a business, that the Premises, or the relevant part thereof, will be used in such a manner which complies with Paragraph 9 (Use) and Lessee or the proposed assignee or sublessee submits to Lessor documentary evidence reasonably satisfactory to Lessor that such proposed use constitutes a permitted use of the Premises pursuant to the ordinances and regulations of the City of Menlo Park;
(2)The proposed assignee or subtenant is a reputable entity or individual with sufficient financial net worth so as to reasonably indicate that it will be able to meet its obligations under this Lease or the sublease in a timely manner;

(3)If at the time of the proposed transfer, Lessor has substantially similar space available for rent in the Menlo Business Park, the proposed assignee or subtenant is not a tenant of the Building or any other building in the Menlo Business Park; and,
(4)The proposed assignment or sublease is approved by Lessor’s mortgage lender if such lender has the right to approve or disapprove proposed assignments or subleases. Lessor shall use its good faith efforts to obtain such approval from its lender within ten (10) days after receipt by Lessor of Lessee’s written request for consent and the documentation and information referred to in the first sentence of Paragraph 18(b) above.
(c)As a condition to Lessor’s granting its consent to any assignment or sublease, except with respect to any Permitted Transferees, (1) Lessor may require that Lessee pay to Lessor, as and when received by Lessee, fifty percent (50%) of the amount of any excess of the consideration received by Lessee in connection with said assignment or sublease over and above the Monthly Base Rent and Additional Rent fixed by this Lease and payable by Lessee to Lessor, after deducting (A) a standard leasing commission payable by Lessee in consummating such assignment or sublease, (B) the cost of reasonable tenant improvements performed specifically for the sublease and required to be made to the Premises to effectuate the sublease, provided that such improvements are performed in compliance with Paragraph 15(d) of this Lease, and (C) reasonable attorneys’ fees incurred by Lessor in negotiating and reviewing the assignment or sublease documentation; and (2) Lessee and the proposed assignee or sublessee shall demonstrate to Lessor’s reasonable satisfaction that each of the criteria referred to in subparagraph (b) above is satisfied.
(d)Each assignment or sublease agreement to which Lessor has consented shall be an instrument in writing in form satisfactory to Lessor, and shall be executed by both Lessee and the assignee or sublessee, as the case may be. Each such assignment or sublease agreement shall recite that it is and shall be subject and subordinate to the provisions of this Lease, that the assignee or sublessee accepts such assignment or sublease, that Lessor’s consent thereto shall not constitute a consent to any subsequent assignment or subletting by Lessee or the assignee or sublessee, and, except as otherwise set forth in a sublease approved by Lessor, agrees to perform all of the obligations of Lessee hereunder (to the extent such obligations relate to the portion of the Premises assigned or subleased), and that the termination of this Lease shall, at Lessor’s sole election, constitute a termination of every such assignment or sublease.
(e)In the event Lessor shall consent to an assignment or sublease, Lessee shall nonetheless remain primarily liable for all obligations and liabilities of Lessee under this Lease, including but not limited to the payment of Rent.
(f)Notwithstanding the foregoing, Lessee may, without Lessor’s prior written consent and without any participation by Lessor in assignment and subletting proceeds, but with prior notice and documentation, as required pursuant to this Paragraph 18(f), provided to Lessor, sublet a portion or the entire Premises or assign this Lease to (i) a subsidiary, affiliate, division or corporation controlling, controlled by or under common control with Lessee (“affiliate”); (ii) to a successor corporation to Lessee by merger, consolidation or reorganization; or (iii) to a purchaser of substantially all of Lessee’s assets located on the Premises (each such transaction referred to herein as a “Permitted Transfer” and each of the foregoing transferees referred to herein as a “Permitted Transferee”), provided that any such Permitted Transferee that is an affiliate shall have a then current verifiable net worth immediately following the Permitted Transfer at least equal to that of Lessee on the Effective Date of this Lease and any such other Permitted Transferee not an affiliate shall have a then current verifiable net worth immediately following the Permitted Transfer which is at least equal to that of Lessee immediately prior to the Permitted Transfer or, if in any Permitted Transfer, the then current verifiable net worth of the Permitted Transferee (whether an affiliate or not) is less than required herein, such Permitted Transferee shall have the financial resources sufficient, in Lessor’s reasonable good faith judgment, to perform the obligations under the assignment or sublease, as applicable. Lessee’s foregoing rights in this Paragraph 18(f) to assign this Lease or to sublease all or a portion of the entire Premises shall be subject to the following conditions: (1) Lessee shall not be in default hereunder past any applicable cure period at the time of the sublease or assignment; (2) in the case of an assignment or subletting to an affiliate, Lessee shall remain liable to Lessor hereunder if Lessee is a surviving entity; (3) the transferee or successor entity (in each case, if different than Lessee) shall expressly assume in writing all of Lessee’s obligations hereunder; and (4) Lessee shall provide Lessor with prior notice of such proposed transfer and deliver to Lessor all documents reasonably requested by Lessor relating to such transfer, including but not limited to documentation sufficient to establish such proposed transferee’s (other than an affiliate) then current verifiable net worth prior to the transfer at least equal to that of Lessee on the Commencement Date of this Lease, or, if less, financial resources sufficient, in Lessor’s reasonable good faith judgment, to perform the obligations under the assignment or sublease, as applicable; provided, however, that Lessee not be required to comply with the foregoing requirements regarding net worth or financial resources if the entity acquiring Lessee shall provide a guaranty of this Lease.
(g)Neither the sale nor transfer of Lessee’s capital stock shall be deemed an assignment, subletting, or other transfer of this Lease or the Premises, provided, that in the event of the sale, transfer or issuance of Lessee’s securities in connection with a transaction described in Paragraph 18(f), the conditions set forth in Paragraph 18(f) shall apply.
(h)Subject to the provisions of this Paragraph 18 any assignment or sublease (if such consent is required hereunder) without Lessor’s prior written consent shall at Lessor’s election be void. The consent by Lessor to any assignment or sublease shall not constitute a waiver of the provisions of this Paragraph 18, including the requirement of Lessor’s prior written consent, with respect to any subsequent assignment or sublease. If Lessee shall purport to assign this Lease, or sublease all or any portion of the Premises, or permit any person or persons other than Lessee to occupy the Premises, without Lessor’s prior written consent (if such consent is required hereunder), Lessor may collect Rent from the person or persons then or thereafter occupying the Premises and apply the net amount collected to the Rent reserved herein, but no such collection shall be deemed a waiver of Lessor’s rights and remedies under this Paragraph 18, or the acceptance of any such purported assignee, sublessee, or occupant, or a release of Lessee from the further performance by Lessee of covenants on the part of Lessee herein contained.

(i)Lessee shall not hypothecate or encumber its interest under this Lease or any rights of Lessee hereunder, or enter into any license or concession agreement respecting all or any portion of the Premises, without Lessor’s prior written consent which consent Lessor may grant or withhold in Lessor’s absolute discretion without any liability to Lessee. Lessee’s granting of any such encumbrance, license, or concession agreement shall constitute an assignment for purposes of this Paragraph 18.
(j)In the event of any sale or exchange of the Premises by Lessor and assignment of this Lease by Lessor, Lessor shall, upon providing Lessee with written confirmation that the assignee has assumed all obligations of Lessor under this Lease and Lessor has delivered any Security Deposit held by Lessor to Lessor’s successor in interest, be and hereby is entirely relieved of all liability under any and all of Lessor’s covenants and obligations contained in or derived from this Lease with respect to the period commencing with the consummation of the sale or exchange and assignment.
(k)Lessee hereby acknowledges that the foregoing terms and conditions are reasonable and, therefore, that Lessor has the remedy described in California Civil Code Section 1951.4 (Lessor may continue the Lease in effect after Lessee’s breach and abandonment and recover Rent as it becomes due, if Lessee has the right to sublet or assign, subject only to reasonable limitations).
19.Non-Waiver.
(a)No waiver of any provision of this Lease shall be implied by any failure of Lessor to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by Lessor of any provision of this Lease must be in writing.
(b)No receipt of Lessor of a lesser payment than the Rent required under this Lease shall be considered to be other than on account of the earliest Rent due, and no endorsement or statement on any check or letter accompanying a payment or check shall be considered an accord and satisfaction. Lessor may accept checks or payments without prejudice to Lessor’s right to recover all amounts due and pursue all other remedies provided for in this Lease.
Lessor’s receipt of any Rent or other payment from Lessee after giving notice to Lessee terminating this Lease shall in no way reinstate, continue, or extend the Lease term or affect the termination notice given by Lessor before the receipt of such Rent or payment. After serving notice terminating this Lease, filing an action, or obtaining final judgment for possession of the Premises, Lessor may receive and collect any Rent, and the payment of that Rent shall not waive or affect such prior notice, action, or judgment.
20.Holding Over. Lessee shall vacate the Premises and deliver the same to Lessor upon the expiration or sooner termination of this Lease. In the event of holding over by Lessee after the expiration or termination of this Lease, such holding over shall be on a month-to-month tenancy and all of the terms and provisions of this Lease shall be applicable during such period, except that in addition to the payment of Additional Rent, Lessee shall pay Lessor as Monthly Base Rent during such holdover an amount equal to the greater of (i) one hundred fifty percent (150%) of the Monthly Base Rent in effect at the expiration of the Term, or (ii) the then market rent for comparable research and development/office space. If such holdover is without Lessor’s written consent, Lessee shall be liable to Lessor for all costs, expenses, and consequential damages incurred by Lessor as a result of such holdover, including but not limited to damages resulting from Lessor’s inability to timely deliver possession of the Premises to a new tenant. The rental payable during such holdover period without Lessor’s written consent shall be payable to Lessor on demand.
21.Damage or Destruction.
(a)In the event of a total destruction of the Building during the term from any cause, either party may elect to terminate this Lease by giving written notice of termination to the other party within thirty (30) days after the casualty occurs. A total destruction shall be deemed to have occurred for this purpose if the Building or the Premises that are the subject of this Lease are destroyed to the extent of seventy-five percent (75%) or more of the replacement cost thereof. If the Lease is not terminated, Lessor shall repair and restore the Premises in a diligent manner and this Lease shall continue in full force and effect, except that Monthly Base Rent and Additional Rent of the Premises which are the subject of this Lease shall be abated in accordance with Paragraph 21(d) below.
(b)Subject to Paragraph 21(c), in the event of a partial destruction of the Building or the Premises to an extent less than seventy-five percent (75%) of the replacement cost thereof, and if Lessor reasonably believes that the damage thereto can be repaired, reconstructed, or restored within a period of two hundred seventy (270) days from the date of casualty, there are at least twelve (12) months remaining in the Term of this Lease, and the casualty is from a cause which is insured under Lessor’s “all risk” property insurance, or is insured under any other coverage then carried by Lessor, Lessor shall forthwith repair the same back to the condition described in Schedules “F-1”, “F-2”, “F-3”, and “F-4” and this Lease shall continue in full force and effect, except that Monthly Base Rent and Additional Rent shall be abated in accordance with Paragraph 21(d) below. All insurance proceeds available from the fire and property damage insurance carried by Lessor shall be paid to and become the property of Lessor. All insurance proceeds from Lessee’s fire and property damage insurance covering the Tenant Improvements but excluding proceeds for Lessee’s Personal Property shall also be paid to Lessor, as loss payee thereunder. If any of the foregoing conditions are not met, Lessor shall have the option of either repairing and restoring the Building and Improvements, or terminating this Lease by giving written notice of termination to Lessee within sixty (60) days after the casualty. Notwithstanding anything to the contrary contained in this Paragraph 21, Lessor shall not have the right to terminate this Lease if the cost to repair the damage to the Building or to restore the Premises would cost less than five percent (5%) of the replacement cost of the Building, regardless of whether or not the casualty is insured, provided that there are at least twelve (12) months remaining in the Term of this Lease. If the cost to restore the Premises exceeds five percent (5%) of the replacement cost, and Lessor elects to terminate this Lease, Lessee may nullify the effect of such termination by giving Lessor written notice within ten (10) days after receipt by Lessee of Lessor’s notice of termination that Lessee shall reimburse Lessor for the costs to restore the Premises in excess of the insurance proceeds available, which costs exceed five percent (5%) of the replacement cost, in which event this Lease shall remain in effect, provided that Rent abatement shall not extend beyond the date that the restoration is completed.
(c)Lessor’s election to repair and restore the Building and Improvements or to terminate this Lease under Paragraph 21(b), shall be made and written notice thereof shall be given to Lessee within sixty (60) days after the casualty. Notwithstanding the foregoing, in the event of a partial destruction of the Building or the Property to an extent less than seventy-five percent (75%) of the Building or Premises, or if the damage thereto cannot be repaired, reconstructed, or restored within a period of one hundred eighty (180) days from the date a building permit is issued for reconstruction, Lessee may terminate this Lease by giving written notice of termination to Lessor within sixty (60) days after the casualty. The foregoing shall not affect Lessor’s termination rights under Paragraph 21(b) above.
(d)In the event of repair, reconstruction, or restoration as provided herein, the Monthly Base Rent and Additional Rent shall be abated in proportion to the extent to which Lessee’s use of the Premises is completely impaired and Lessee does not use such portion of the Premises during the period of repair from the date of the casualty until such repair is Substantially Completed.
(e)With respect to any destruction of the Building and the Work which Lessor is obligated to repair, or may elect to repair, under the terms of this Paragraph 21, the provisions of Section 1932, Subdivision 2, and of Section 1933, Subdivision 4, of the Civil Code of the State of California are waived by the parties. Provided Lessor receives sufficient insurance proceeds from Lessee’s fire and property insurance to repair or replace any alterations in the Premises constructed after the Commencement Date damaged in the casualty event, Lessor’s obligation to repair and restore the Building and Improvements shall include the Work referred to in Paragraph 14(a) and any future-installed alterations. Lessor’s time for completion of the repairs and restoration of the Building and Improvements referred to above shall be extended by a period equal to any delays caused by Tenant Delay or force majeure.
(f)In the event of termination of this Lease pursuant to any of the provisions of this Paragraph 21, the Monthly Base Rent and Additional Rent shall be apportioned on a per diem basis and shall be paid to the date of the casualty. In no event shall Lessor be liable to Lessee for any damages resulting to Lessee from the occurrence of such casualty, or from the repairing or restoration of the Building and Improvements, or from the termination of this Lease as provided herein, nor shall Lessee be relieved thereby from any of Lessee’s obligations hereunder, except to the extent and upon the conditions expressly set forth in this Paragraph 21.
22.Eminent Domain.
(a)If the whole or any substantial part of the Property or the Premises is taken or condemned by any competent public authority for any public use or purpose, the term of this Lease shall end upon the earlier to occur of the date when the possession of the part so taken shall be required for such use or purpose or the vesting of title in such public authority. Rent shall be apportioned as of the date of such termination. Any award arising from the condemnation of any portion of the Property or the settlement thereof shall belong to and be paid to Lessor. However, Lessee may file a separate claim at Lessee’s sole cost and expense for (i) leasehold improvements installed at Lessee’s expense or other property owned by Lessee, and (ii) reasonable costs of moving by Lessee to another location in San Mateo County or surrounding areas within the San Francisco Bay Area. In all events, Lessor shall be solely entitled to any award with respect to the real property, including the bonus value of the leasehold.
(b)If there is a partial taking of the Property by eminent domain which is not a substantial part of the Property and the Premises remain reasonably suitable for continued use and occupancy by Lessee for the purposes referred to in Paragraph 9 (Use), Lessor shall complete any necessary repairs in a diligent manner and this Lease shall remain in full force and effect with a just and proportionate abatement of the Monthly Base Rent and Additional Rent, based on the extent to which Lessee’s use of the Premises is completely impaired thereafter. If after a partial taking, the Premises are not reasonably suitable for Lessee’s continued use and occupancy for the uses permitted herein, Lessee may terminate this Lease effective on the earlier of the date title vests in the public authority or the date possession is taken. Subject to the provisions of Paragraph 22(a), the entire award for such taking shall be the property of Lessor.
23.Remedies. If (a) Lessee fails to make any payment of Rent or any other sum due under this Lease within five (5) days after receipt by Lessee of written notice from Lessor; or (b) Lessee breaches any other term, provision or covenant of this Lease (except a breach as described in Paragraph 23(c) below) for thirty (30) days after receipt by Lessee of written notice from Lessor or such shorter time period specified in this Lease (unless such default is incapable of cure within thirty (30) days and Lessee commences cure as soon as reasonably practical within such thirty (30) day period and thereafter diligently prosecutes the cure to completion within a reasonable time not to exceed sixty (60) days after commencing the cure); or (c) after the first (1st) anniversary of the Commencement Date, Lessee breaches the provisions set forth in Paragraph 15(c)(ii), Paragraph 15(c)(iii), Paragraph 15(c)(iv), Paragraph 15(c)(v) or Paragraph 15(c)(vi) of this Lease, and, following such breach, either (i) fails to commence to cure such breach within five (5) business days after receipt of written notice from Lessor and, thereafter, to diligently prosecute the cure to completion three (3) or more times in a twelve (12) month period, or (ii) fails more than once in a twelve (12) month period to cure such breach within a reasonable time after receipt of written notice from Lessor; or (d) Lessee’s interest herein, or any part thereof, is assigned or transferred, either voluntarily or by operation of law (except as expressly permitted by other provisions of this Lease); or (e) Lessee makes a general assignment for the benefit of its creditors; or (f) if this Lease is rejected (i) by a bankruptcy trustee for Lessee, (ii) by Lessee as debtor in possession, or (iii) by failure of Lessee as a bankrupt debtor to act timely in assuming or rejecting this Lease; then any of such events shall constitute an event of default and breach of this Lease by Lessee and Lessor may, at its option, elect the remedies specified in either subparagraph (a) or (b) below. Any Lessor notice referred to above must set forth in reasonable detail the nature and extent of the failure referencing pertinent Lease provisions. Any such rejection of this Lease referred to above shall not cause an automatic termination of this Lease. Whenever in this Lease reference is made to a default by Lessee, such reference shall refer to an event of default as defined in this Paragraph 23.

(a)Lessor may repossess the Premises and remove all persons and property therefrom. If Lessor repossesses the Premises because of a breach of this Lease, this Lease shall terminate and Lessor may recover from Lessee:
(1)the worth at the time of award of the unpaid Rent which had been earned at the time of termination including interest thereon at a rate equal to the discount rate established by the Federal Reserve Bank of San Francisco for member banks, plus one percent (1%), or the maximum legal rate of interest, whichever is less, from the time of termination until paid;
(2)the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided, including interest thereon at a rate equal to the Federal discount rate plus one percent (1%) per annum, or the maximum legal rate of interest, whichever is less, from the time of termination until paid;
(3)the worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss for the same period that Lessee proves could be reasonably avoided discounted at the discount rate established by the Federal Reserve Bank of San Francisco for member banks at the time of the award plus one percent (1%); and
(4)any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee’s breach or by Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.
(b)If Lessor does not repossess the Premises, then this Lease shall continue in effect for so long as Lessor does not terminate Lessee’s right to possession and Lessor may enforce all of its rights and remedies under this Lease, including the right to recover the Rent and other sums due from Lessee hereunder. For the purposes of this Paragraph 23, the following do not constitute a repossession of the Premises by Lessor or a termination of the Lease by Lessor:
(1)Acts of maintenance or preservation by Lessor or efforts by Lessor to relet the Premises; or
(2)The appointment of a receiver by Lessor to protect Lessor’s interests under this Lease.
(c)Lessor’s failure to perform or observe any of its obligations under this Lease or to correct a breach of any warranty or representation made in this Lease within thirty (30) days after receipt of written notice from Lessee setting forth in reasonable detail the nature and extent of the failure referencing pertinent Lease provisions or if more than thirty (30) days is required to cure the breach, Lessor’s failure to begin curing within the thirty (30) day period and diligently prosecute the cure to completion, shall constitute a default. If Lessor commits a default, Lessee’s sole remedy shall be to institute an action against Lessor for damages or for equitable or injunctive relief, but Lessee shall not have the right to punitive damages, consequential damages, rent abatement, offset against Rent, or to terminate this Lease in the event of any default by Lessor.
(d)All covenants and agreements to be performed by Lessee under this Lease shall be at its sole cost and expense and without abatement of Rent or other sums due under this Lease, unless otherwise specified in this Lease. If Lessee shall fail to pay any sum of money required to be paid by Lessee under this Lease or shall fail to perform any other act on Lessee’s part to be performed under this Lease within the time periods described in the first paragraph of Paragraph 23(a), Lessor may, but shall not be obligated so to do and without waiving or releasing Lessee from any obligations of Lessee, make any such payment or perform any such other act on Lessee’s part to be made or performed as provided in this Lease. All sums paid by Lessor, whether to fulfill Lessee’s unfulfilled payment obligations, to perform Lessee’s unfulfilled performance obligations, or to compel Lessee to fulfill or perform its obligations under this Lease, and all incidental costs, including attorneys’ fees, plus an administrative fee of five percent (5%) of all amounts so expended by Lessor, shall be deemed additional rent hereunder and shall be payable to Lessor upon demand.
24.Lessee’s Personal Property. If any personal property of Lessee remains on the Premises after (1) Lessor terminates this Lease pursuant to Paragraph 23 above following an event of default by Lessee, or (2) after the expiration of the Lease Term or after the termination of this Lease pursuant to any other provisions hereof, Lessor shall give written notice thereof to Lessee pursuant to applicable law. Lessor shall thereafter release, store, and dispose of any such personal property of Lessee in accordance with the provisions of applicable law.
25.Notices. All notices, demands, consents or approvals (collectively, “Notices”) which may or are required to be given by either party to the other under this Lease shall be in writing and shall be deemed to have been fully given (a) when received or refused, if personally delivered, (b) three (3) business days after being deposited in the United States mail, postage prepaid, sent by Certified or Registered Mail, or (d) one (1) business day after being deposited with a nationally recognized overnight courier service. Each Notice shall be addressed to Lessor and Lessee at the following address, or to such place as either party may from time to time designate in a written notice to the other party:
Lessor:
Menlo Park Portfolio II, LLC
c/o Tarlton Properties, Inc.
1530 O’Brien Drive, Suite C
Menlo Park, California 94025
Attention: John C. Tarlton, President
Telephone: (650) 330-3600
Lessee:
Prior to Commencement Date:

Pacific Biosciences of California, Inc.
1380 Willow Rd.
Menlo Park, California 94025
Attention: General Counsel
Telephone: (650) 521-8000
After the Commencement Date:
Pacific Biosciences of California, Inc.
1315 or 1305 O’Brien Drive, Building #3
Menlo Park, California 94025
Attention: General Counsel
Telephone: (650) 521-8000
26.Estoppel Certificate. Lessee and Lessor shall within ten (10) days following request by the other party (the “Requesting Party”), execute and deliver to the Requesting Party an estoppel certificate (1) certifying that this Lease has not been modified and certifying that this Lease is in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect; (2) stating the date to which the Rent and other charges are paid in advance, if at all; (3) stating the amount of any Security Deposit held by Lessor; (4) acknowledging that there are not, to the responding party’s then current actual knowledge without inquiry, any uncured defaults on the part of the Requesting Party hereunder, or if there are uncured defaults on the part of the Requesting Party, stating the nature of such uncured defaults; and (5) any other provisions reasonably requested by either party.
27.Signage. Lessee shall have the use of Lessee’s Pro Rata Share of the monument sign and lobby sign for Building #3 for Lessee’s signage. Lessee may place Lessee’s vinyl lettering signage on the glass near the front door entrance to the Building and in the interior of the Building, subject to Lessor’s reasonable requirements and consent and subject to the requirements of the City of Menlo Park. All of Lessee’s signage shall comply with the City of Menlo Park sign ordinances and regulations and shall be subject to Lessor’s approval as to the specific location, size and design thereof. The cost of the installation of Lessee’s signage on the monument, on the glass near the front entrance to the Building and within the interior of the Building shall be paid by Lessee. All signage shall be subject to Lessor’s prior approval and any additional signage (if any), if approved, shall be installed at Lessee’s expense.
28.Real Estate Brokers. Lessee’s broker is Cornish and Carey Newmark Knight Frank (CCNKF) (“Lessee’s Broker”) and Lessor’s broker is Kidder Matthews (“Lessor’s Broker” and collectively with Lessee’s Broker, the “Brokers”). Lessor shall pay a leasing commission to the Brokers pursuant to a separate agreement. Each party represents and warrants to the other party that it has not had any dealings with any real estate broker, finder, or other person with respect to this Lease other than Lessee’s Broker and Lessor’s Broker and each party shall hold harmless the other party from all damages, expenses, and liabilities resulting from any claims that may be asserted against the other party by any broker, finder, or other person with whom the other party has or purportedly has dealt, other than the above named brokers.
29.Parking. Lessee shall have the right to three (3) parking spaces per thousand rentable square feet of the Premises at no additional cost to Lessee during the initial term of the Lease, in the parking area for the Building or nearby parking areas in Menlo Business Park, subject to such rules and regulations for such parking facilities which may be established or altered by Lessor at any time from time to time during the Lease Term; provided, however, that if Lessor builds a parking structure in the Menlo Business Park during the Lease Term (the “Parking Structure”), Lessor shall grant to Lessee the non-exclusive use of Two Hundred Ten (210) unreserved on-site vehicular parking spaces within such structure at no additional base rent to Lessee for the initial Term of the Lease; provided, however, that the parties agree and acknowledge that the Lessee’s Pro-Rata Share and Lessee’s Pro-Rata Share with respect to the Parking Structure shall be adjusted in a fair and reasonable manner if and when the Parking Structure is built. Vehicles of Lessee or its employees shall not park in driveways or occupy parking spaces or other areas reserved for deliveries, or loading or unloading. Notwithstanding anything to the contrary herein, Lessee shall not be required to comply with any new rule or regulation or be bound by any new covenant, condition, restriction or other encumbrance on the Property unless the same applies non-discriminatorily to all occupants of the Property, does not unreasonably interfere with Lessee’s use of the Premises or Lessee’s parking rights and does not materially increase the obligations or decrease the rights of Lessee with respect to parking under this Lease. The parties further acknowledge and agree that Lessor has filed a Transportation Demand Management Plan (“TDMP”) with the City of Menlo Park and, as the same may be amended from time to time, Lessee shall provide to the coordinator of the TDMP information pertinent to car and van pooling, and Lessee shall comply with other reasonable TDMP reporting requirements. Lessee shall be entitled to the same rights and benefits of such TDMP as all tenants of the Menlo Business Park subject to the TDMP during the Lease Term.
30.Subordination; Attornment.
(a)This Lease, without any further instrument, shall at all times be subject and subordinate to the lien of any and all mortgages and deeds of trust (a “Security Instrument”) which may now or hereafter be placed on, against or affect Lessor’s estate in the real property of which the Premises form a part, and to all advances made or hereafter to be made upon the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof. This clause shall be self-operative and no further instrument of subordination need be required by any owner or holder of any Security Instrument provided however, that in consideration of Lessee’s agreement to subordinate this Lease to any future Security Instrument, such subordination shall be subject to the receipt by Lessee of a subordination non-disturbance and attornment agreement in a commercially reasonable form provided by the holder of such future Security Instrument, which requires the holder of such Security Instrument to accept this Lease, and not to disturb Lessee’s possession, so long as an event of Lessee's default has not occurred and be continuing (a “SNDA”), executed by the holder of such Security Instrument.

(b)In confirmation of such subordination, Lessee covenants and agrees to execute and deliver within ten (10) days of Lessor’s request any certificate or other instrument which Lessor may reasonably deem proper to evidence such subordination in commercially reasonable form (which document recognizes Lessee’s rights under this Lease), without expense to Lessee; provided, however, that if any person or persons purchasing or otherwise acquiring the real property of which the Premises form a part by any sale, sales and/or other proceedings under such mortgages and/or deeds of trust, shall elect to continue this Lease in full force and effect in the same manner and with like effect as if such person or persons had been named as Lessor herein, then this Lease shall continue in full force and effect as aforesaid, and Lessee hereby attorns and agrees to attorn to such person or persons in writing upon request.
(c)If Lessee is notified in writing of Lessor’s default under any deed of trust affecting the Premises and if Lessee is instructed in writing by the party giving notice to make Lessee’s rental payments to such beneficiary, Lessee shall comply with such request without liability to Lessor (and with full credit of any amounts paid to such party by Lessee to the corresponding amounts owed to Lessor) until Lessee receives written confirmation that such default has been cured by Lessor and that the deed of trust has been reinstated.
31.No Termination Right. Except as expressly provided herein, Lessee shall not have the right to terminate this Lease as a result of any default by Lessor, and Lessee’s remedies in the event of a default by Lessor shall be limited to the remedy set forth in Paragraph 23(c). Lessee expressly waives the defense of constructive eviction.
32.Lessor’s Entry. Except in the case of an emergency and except for permitted entry during Lessee’s normal working hours for scheduled maintenance, both of which may occur without prior notice to Lessee, Lessor and Lessor’s agents shall provide Lessee with at least twenty-four (24) hours’ notice prior to entry of the Premises. Lessor may enter the Premises for any reasonable purpose related to Lessor’s ownership of the Property. Such entry by Lessor and Lessor’s agents shall not impair Lessee’s operations more than reasonably necessary and shall comply with Lessee’s reasonable security measures, if any. Lessor and Lessor’s agents shall at all times be accompanied by Lessee during any such entry except in case of emergency and except for janitorial work (if provided by Lessor). Lessor may enter the Premises at any time without prior notice to Lessee if the Premises are vacant, if Lessee is no longer conducting its ordinary business at the Premises, or if Lessee has made a general assignment for the benefit of creditors.
33.Attorneys’ Fees. If any action at law or in equity shall be brought to recover any Rent under this Lease, or for or on account of any breach of or to enforce or interpret any of the provisions of this Lease or for recovery of the possession of the Premises, the prevailing party shall be entitled to recover from the other party costs of suit and reasonable attorneys’ fees, the amount of which shall be fixed by the court and shall be made a part of any judgment rendered.
34.Quiet Enjoyment. Upon payment by Lessee of the Rent for the Premises and the observance and performance of all of the covenants, conditions, and provisions on Lessee’s part to be observed and performed under this Lease within applicable notice and cure periods, Lessee shall have quiet enjoyment and possession of the Premises for the entire term hereof subject to all of the provisions of this Lease.
35.Financial Information. Lessee represents and warrants to Lessor that all financial and other information that it has provided to Lessor prior to the date of this Lease is true, correct and complete.
36.SDN List. Lessee represents and warrants to Lessor that Lessee is not, and the entities that own or control Lessee, or that may be owned or controlled by Lessee (in all cases, other than through the ownership of publicly traded, direct or indirect ownership interests) (each a “Subject Lessee Party”) are not, (i) in violation of any Applicable Laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”) for the purpose of identifying suspected terrorists or on the most current list published by the OFAC at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list which identifies an “Specially Designated National” or “blocked person” (either of which are referred to herein as a “SDN”). If at any time during the Lease Term Lessor discovers that Lessee has breached the foregoing representations and warranties, or Lessor reasonably believes that Lessee or any Subject Lessee Party is in violation of any Applicable Laws relating to terrorism or money laundering or that Lessee or any Subject Lessee Party is identified as an SDN, Lessee shall be deemed in default under this Lease following three (3) days written notice from Lessor to Lessee unless, within such three day period, Lessee delivers written evidence, reasonably acceptable to Lessor, that Lessee is not in violation of such Applicable Laws or that Lessee (or the Subject Lessee Party, as applicable) is not a person or entity identified as an SDN. Except as otherwise expressly provided in the foregoing sentence, and without further notice, any default by Lessee under this Paragraph 35 shall be deemed an incurable default by Lessee and, in addition to any other rights and remedies that Lessor may have upon such default, Lessor shall also have the right to immediately terminate this Lease upon written notice to Lessee and recover possession of the Premises.
37.General Provisions.
(a)Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture of any association between Lessor and Lessee, and neither the method of computation of Rent nor any other provisions contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship between Lessor and Lessee other than the relationship of landlord and tenant.
(b)Each and all of the provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto, and except as otherwise specifically provided elsewhere in this Lease, their respective heirs, executors, administrators, successors, and assigns, subject at all times, nevertheless, to all agreements and restrictions contained elsewhere in this Lease with respect to the assignment, transfer, encumbering, or subletting of all or any part of Lessee’s interest in this Lease.

(c)The captions of the paragraphs of this Lease are for convenience only and shall not be considered or referred to in resolving questions of interpretation or construction.
(d)This Lease is and shall be considered to be the only agreement between the parties hereto and their representatives and agents. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties and all reliance with respect to representations is solely upon the representations and agreements contained in this instrument.
(e)The laws of the State of California shall govern the validity, performance, and enforcement of this Lease. Notwithstanding which of the parties may be deemed to have prepared this Lease, this Lease shall not be interpreted either for or against Lessor or Lessee, but this Lease shall be interpreted in accordance with the general tenor of the language in an effort to reach an equitable result.
(f)Time is of the essence with respect to the performance of each of the covenants and agreements contained in this Lease.
(g)Recourse by Lessee for breach of this Lease by Lessor shall be expressly limited to the amount of Lessor’s interest in the Property and the rents, issues, insurance, condemnation, and sales proceeds actually received by Lessor, and profits therefrom, and in the event of any such breach or default by Lessor, Lessee hereby waives the right to proceed against any other assets of Lessor or against any other assets of any manager or member of Lessor.
(h)Any provision or provisions of this Lease which shall be found to be invalid, void or illegal by a court of competent jurisdiction, shall in no way affect, impair, or invalidate any other provisions hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.
(i)This Lease may be modified in writing only, signed by the parties in interest at the time of such modification.
(j)Each party represents to the other that the person signing this Lease on its behalf is properly authorized to do so.
(k)No binding agreement between the parties with respect to the Premises shall arise or become effective until this Lease has been duly executed by both Lessee and Lessor and a fully executed copy of this Lease has been delivered to both Lessee and Lessor.
(l)Lessor and Lessee each acknowledge that the content of this Lease and any related documents are confidential information. Lessor and Lessee shall keep such confidential information strictly confidential and, except to the extent required by applicable law, including, but not limited to any securities laws or regulations or court order, shall not disclose such confidential information to any person or entity other than to such party’s financial, legal, or accounting advisors, or such party’s employees, officers, directors, shareholders, lender, space planning consultants, architects and contractors, and prospective assignees or subtenants of Lessee or any prospective buyer of the Property, or in any dispute proceeding between the parties relating to this Lease. Notwithstanding the foregoing, Lessor and Lessee shall not be obligated to keep confidential: (i) information that is or becomes available to the public other than as a result of Lessor’s or Lessee’s disclosure in violation of this Lease; (ii) information that is or becomes available on a non-confidential basis to Lessor or Lessee from a source other than Lessor or Lessee, as applicable; (iii) information that was known to Lessor or Lessee on a non-confidential basis prior to the disclosure of such information to Lessor or Lessee, as applicable, under protection of this Lease; or (iv) information released from confidential treatment by written consent of Lessor or Lessee, as applicable. Neither Lessor or Lessee shall send out any press releases about the execution and delivery of this Lease without the other party’s prior written consent, which consent shall not be unreasonably withheld. A violation of this subparagraph (l) shall not permit either party to terminate this Lease.
(m)Except as provided in Paragraph 23(c), the rights and remedies that either party may have under this Lease or at law or in equity, upon any breach, are distinct, separate and cumulative and shall not be deemed inconsistent with each other, and no one of them shall be deemed to be exclusive of any other.
(n)Lessee waives any claim for consequential damages which Lessee may have against Lessor for breach of or failure to perform or observe the requirements and obligations created by this Lease.
(o)Lessor and Lessee each agree to and they hereby do, to the maximum extent permitted by law, waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Lessor and Lessee, Lessee’s use or occupancy of the Premises and/or any claim of injury or damage, and any statutory remedy.
(p)This Lease shall not be recorded.
(q)Lessee hereby waives any and all rights under and benefits of California Civil Code Section 1938 and acknowledges that neither the Building nor the Premises has undergone inspection by a Certified Access Specialist (CASp).
(r)In the event that the Lessee is permitted and elects to contract directly for the provision of electricity, gas and/or water services to the Premises with the third-party provider thereof (all in Lessor's reasonable discretion), Lessee shall within ten (10) business days following its receipt of written request from Lessor, provide Lessor with a copy of each requested invoice from the applicable utility provider. Lessee acknowledges that pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively the "Energy Disclosure Requirements"), Lessor may be required to disclose information concerning Lessee’s energy usage at the Building to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (the "Lessee Energy Use Disclosure"). Lessee hereby (A) consents to all such Lessee Energy Use Disclosures, and (B) acknowledges that Lessor shall not be required to notify Lessee of any

Lessee Energy Use Disclosure. Further, Lessee hereby releases Lessor from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Lessee Energy Use Disclosure. The terms of this Paragraph 37(r) of the Lease shall survive the expiration or earlier termination of this Lease
(s)Whenever this Lease requires an approval, consent, determination, selection or judgment by either Lessor or Lessee, unless another standard is expressly set forth, such approval, consent, determination, selection or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed and, in exercising any right or remedy hereunder, each party shall at all times act reasonably and in good faith.
[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the Lessor and Lessee have duly executed this Lease as of the date first set forth herein.
“Lessor”
MENLO PARK PORTFOLIO II, LLC,
a Delaware limited liability company

By:	PREHC MENLO PARK PORTFOLIO II MEMBER, LLC,
a Delaware limited liability company
Its: Co-Managing Member

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC,
a Delaware limited liability company, authorized signatory

By:	/s/ Michael S. Bensen
Name:	Michael S. Bensen
Title:	Assistant Managing Director Asset Management

By:	/s/ Troy A. Koerselman
Name:	Troy A. Koerselman
Title:	Assistant Managing Director Asset Management

By:	TPI INVESTORS 11, LLC,
A California limited liability company

By:	TARLTON PROPERTIES, INC., a California corporation
Its:	Managing Member

By:	/s/ John C. Tarlton
Name:	John C. Tarlton
Title:	CEO

[SIGNATURE OF LESSEE ON FOLLOWING PAGE]

S-1

“Lessee”

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.,
a Delaware corporation

By:	/s/ Ben Gong
Printed Name:	Ben Gong
Its:	VP Finance

By:
Printed Name:
Its:

WEST\258445808.17	S-2

EXHIBIT “A”
THE LAND
Real property in the City of Menlo Park, County of San Mateo, State of California, described as follows:
PARCEL A, AS SHOWN ON PARCEL MAP FOR THE PURPOSE OF ELIMINATING THE LINE BETWEEN LOTS 3 AND 4 OF MENLO BUSINESS PARK, ETC., FILED FEBRUARY 27, 1987, IN BOOK 58 OF PARCEL MAPS, PAGE 74, SAN MATEO COUNTY RECORDS.
APN: 055-472-030
JPN: 111-050-000-03T, 111-040-000-04T
Exhibit “A”
WEST\258445808.17

EXHIBIT “B”
MENLO BUSINESS PARK MASTER PLAN
(See Attached)
EXHIBIT “B”

to
dumbarton
bridge
pg&e easement
adams drive
o'brien drive
university ave.
to
willow
road
1
2
3
5
6
7
9
10
11
13
14
15
16
17
18

area map

project tabulation

lot	use	land	building	footprint	mezzanine	footprint coverage	f.a.r.	parking
1	office	1.02	7,500	7,500	—	17%	.17	25
2	whse.	6.97	152,067	152,067	—	50%	.50	166
3	↓	11.2	217,770	160,083	57,687	33%	.45	268
5	lt. mfg. R&D	1.36	25,330	17,808	7,522	30%	.42	78
6	↓	1.13	19,880	14,720	5,160	30%	.40	72
7		3.53	64,734	46,748	17,986	30%	.42	177
9		1.82	32,739	23,750	8,989	30%	.41	111
10		1.68	32,000	22,030	9,970	30%	.44	76
11		2.11	35,125	24,805	10,320	27%	.38	105
10		3.68	72,666	49,066	23,600	31%	.45	236
14		2.67	59,272	41,430	17,842	36%	.51	159
15		2.45	45,750	38,394	7,356	36%	.43	154
16		1.62	31,680	19,360	12,320	27%	.45	103
17/18		6.06	94,240	63,360	30,880	24%	.36	332
TOTAL		47.30	890,743	681,111	209,632	33%	.43	2,062

EXHIBIT “B”

EXHIBIT “C”
Floor Plan of Premises in Building #3
(See Attached)
EXHIBIT “C”

TENANT B
37,770 SF
COMMON
(ELECT.)
333 SF
TENANT A
120,316 SF

1 FIRST LEVEL
1" = 50'-0"

TENANT A
58,569 SF

2 SECOND LEVEL
1" = 50'-0"

TENANT A
314 SF
TENANT A
533 SF

3 ROOF LEVEL
1" = 50'-0"

TOTAL COMMON AREA	333 SF
TOTAL TENANT USABLE AREA	217,437 SF
TOTAL AREA	217,770 SF

	FLOOR USABLE AREA	% OF COMMON AREA	FLOOR RENTABLE AREA
TENANT A	179,725 SF	82.66% = 275 SF	180,000 SF
TENANT B	37,712 SF	17.34% = 58 SF	37,770 SF
TOTAL	217,437 SF	100% = 333 SF	217,770 SF

TARLTON MENLO BUSINESS PARK LOT 3

FLOOR RENTABLE AREA

PRE-MEASURED 10019.004

V4

DES ARCHITECTS ENGINEERS

EXHIBIT “C”

EXHIBIT “D”
Commencement Memorandum

To:	Date:	__________ 2014
Re:Lease dated July ___, 2016 between MENLO PARK PORTFOLIO II, LLC, hereafter referred to as Lessor, and PACIFIC BIOSCIENCES OF CALIFORNIA, INC., a Delaware corporation, Lessee, concerning the Premises consisting of approximately One Hundred Eighty Thousand (180,000) rentable square feet in the building commonly known as 1305 O’Brien Drive, Menlo Park, California.
Gentlemen:
In accordance with the subject Lease, we hereby confirm the following:
1.That the Premises have been unconditionally accepted by Lessee, except as noted on the attached.
2.That Lessee has possession of the Premises and acknowledges that pursuant to the Lease, the initial term of the Lease commenced on__________, 2016 (the “Commencement Date”), and shall expire on __________________, 201_.
3.That in accordance with the provisions of the Lease, Monthly Base Rent and Additional Rent commenced to accrue on__________, 2016.
4.Thereafter, Rent is due and payable in advance on the first day of each month during the term of the Lease. Rent checks should be made payable to Lessor, c/o Tarlton Properties, Inc., 1530 O’Brien Drive, Suite C Menlo Park, California 94025.
AGREED AND ACCEPTED

LESSEE:	LESSOR:

EXHIBIT “D”
WEST\258445808.17

EXHIBIT “E”
Lessee’s Hazardous Materials
(See Attached)
EXHIBIT “E”
WEST\258445808.17

PacBio Chemical Inventory

Chemical	Primary Hazard	Secondary Hazard	S,L,G	Initial Storage Qty (gal or lb)	Projected Qty (gal or lb)	Largest Container
Acetic Acid	Comb II	corrosive	L	3	3	0.67 gal
Acetic anhydride	Comb II	corrosive	L	1.25	1.25	0.25 gal
Acetonitrile 10% with TEAA	Comb II		L	2	4	2 gal
Diesel fuel in ext generator	Comb II		L	4000	4000	4000 gal
Formic acid	Comb II	corrosive	L	0.4	0.4	0.25 gal
Microposit-SC 1827	Comb II		L	0.8	1.8	0.5 gal
Misc liquids	Comb II		L	1	1	0.07 gal
N,N-Dimethylformamide	Comb II	corrosive	L	5.3	5.3	0.03 gal
Propionic acid	Comb II	corrosive	L	0.55	0.55	0.25 gal
waste Microposit	Comb II		L	35	65	10 gal
				Total Combustible Liquids II	4,000 gal + 82 gal	
1,2-Dichlorobenzene, anhydrous, 99%	Comb IIIA		L	0.52	0.52	0.25 gal
1-Methyl-2-pyrrolidone	Comb IIIA		L	1.4	1.40	.013 gal
Dimethyl sulfoxide	Comb IIIA		L	2.9	5.50	2.6 gal
Ethyl 2-methylacetoacetate	Comb IIIA		L	0.25	0.25	0.13 gal
Ethyl acetoacetate	Comb IIIA		L	0.4	0.40	0.25 gal
Misc. liquids	Comb IIIA		L	0.5	0.50	0.03 gal
N,N-Diethylaniline	Comb IIIA	tox	L	0.26	0.52	0.25 gal
N,N-Dimethylacetamide	Comb IIIA		L	0.5	0.50	0.03 gal
Tributylamine	Comb IIIA	Htox	L	0.32	0.32	0.07 gal
Triethanolamine	Comb IIIA		L	0.42	0.42	0.25 gal
				Total Combustible Liquids IIIA	10.3 gal	
Tetra(ethylene glycol)	Comb IIIB		L	0.26	0.26	0.26
UV Adhesive Norland 081	Comb IIIB		L	0.24	0.24	0.12 gal
Misc liquids	Comb IIIB		L	0.3	0.30	0.12 gal
				Total Combustible Liquids IIIB	0.8 gal	
Argon, Liquid	Cryogen		L	990	990	900 gal
Carbon dioxide, solid	Cryogen		S	5085	7345	1695 lb
Nitrogen, Liquid	Cryogen		L	7144	7144	6000 gal
				Total Cryogens	15,479 gal	
0.1% TFA in Water	Corrosive		L	1	3	1 gal
Albritect CP30	Corrosive		L	69	97	55 gal
Ammonia Solution, Strong	Corrosive		L	0.26	0.52	0.26 gal
Ammonium hydroxide	Corrosive		L	1.6	1.7	0.13 gal
Bromine liquid, 99.8%	Corrosive		L	0.26	0.26	0.03 gal
N-Bromosuccinimide	Corrosive		S	1.65	1.65	1.1 lb
6-Bromohexanoic acid	Corrosive		S	1.1	1.1	0.22 lb
cyanuric chloride	Corrosive		S	1.3	1.3	1.1 lb
Ethylenediamine Tetraacetic Acid, Tetrasodium Salt Dihydrate			S	1.1	1.1	1.1 lb
Guanidine hydrochloride Waste	Corrosive		L	35	35	30 gal
p-Hydrazinobenzenesulfonic Acid Hemihydrate	Corrosive		S	1.5	1.5	1.1 lb
Hydrochloric acid	Corrosive		L	6.2	7	0.67 gal
Imidazole	Corrosive		L	0.26	0.52	0.26 gal
Imidazole	Corrosive		S	2.2	2.2	1.1 lb
Jone's Reagent (Chromosulfuric Acid, 2%)	Corrosive		L	0.52	0.52	0.26 gal
Misc liquids	Corrosive		L	2	4	1 gal
Phosphoric acid	Corrosive		L	1.44	2.74	1.26 gal
Phosphorus (V) oxychloride	Corrosive		L	0.6	0.6	0.07 gal
Phosphorus pentoxide, powder, >=98%, A.C.S. rea	Corrosive		S	1.1	1.1	1.1 lb
Potassium hydroxide	Corrosive		L	2.97	3.26	0.67 gal
Potassium hydroxide	Corrosive		S	12.3	18	2.2 lb
Resorcinol	Corrosive		S	1.87	1.87	1.1 lb

7/10/2015 Page 1 of 3

EXHIBIT “E”
WEST\258445808.17

PacBio Chemical Inventory

Chemical	Primary Hazard	Secondary Hazard	S,L,G	Initial Storage Qty (gal or lb)	Projected Qty (gal or lb)	Largest Container
Sodium budulfite, granular	Corrosive		S	1.1	1.1	1.1 lb
Sodium hydroxide	Corrosive		L	6.25	12.5	4.2 gal
Sodium hydroxide	Corrosive		S	17	18	1.1 lb
Sodium hydroxide waste	Corrosive		L	25	60	5 gal
Sodium meta-Bisulfite, Granular	Corrosive		S	4.4	4.4	1.1 lb
Sulfuric acid	Corrosive		L	4.55	4.55	0.67 gal
Sulfuric acid, fuming	Corrosive	toxic	L	0.65	0.65	.013 gal
Tetrabutylammonium hydroxide solution	Corrosive		L	0.27	0.53	0.26 gal
Tin(II) chloride dihydrate, reagent grade	Corrosive		S	1.1	1.1	1.1 lb
Trifluoroacetic acid	Corrosive		L	0.72	0.72	0.03 gal
Zinc Chloride	Corrosive		S	1.56	1.56	1.1 lb
				Total Corrosives	217 gal + 56 lb	
				Total Corrosives including secondary hazards	257 gal + 60 lb	
Hydrogen	FL Gas		G	200	200	99 cf
Propane	FL Gas		G	426	426	35.5 lb
				Total Flammable Gas	626 cf	
Magnesium	Fl Solid	WR2	S	1	1.00	0.22 lb
Misch Metal	Fl Solid	WR2	S	2.2	2.20	1.1 lb
Potassium tert-butoxide	Fl Solid	corrosive	S	1.54	1.54	1.1 lb
Sodium hydrosulfite	Fl Solid		S	1.4	1.4	1.1 lb
tert-Butyldimethylsilyl chloride	Fl Solid	corrosive	S	1.4	1.4	1.1 lb
				Total Flammable Solids	7.5 lb	
Misc liquids	FL IA		L	0.55	0.55	0.13 gal
				Total Flammable Liquids 1A	0.6 gal	
0.1% TFA in Acetonitrile	FL IB	corrosive	L	5	11.50	4 gal
Acetone	FL IB		L	30	86	2.5 gal
Acetonitrile	FL IB		L	25	159	12.7 gal
Ethanol	FL IB		L	324	560	32 gal
Gel Stain/destain Waste	FL IB	toxic	L	20	35	5 gal
hexane	FL IB		13.5	13.5	64	12.7 gal
HPLC feed bottles	FL IB		L	43	46.5	2.5 gal
HPLC fractionation tray	FL IB		L	13	20	9.5 gal
HPLC waste	FL IB		L	795	900	55 gal
Isopropanol	FL IB		L	36	130	14.3 gal
Methanol	FL IB		L	30	112	13.7 gal
Misc liquids	FL IB		L	100	126	varies
Mixed solvent waste	FL IB		L	96	99	15 gal
Potassium tert-butoxide, 1.0M solution in 2-meth	FL IB	corrosive	L	0.4	0.4	0.21 gal
Pyridine	FL IB		L	1.5	1.5	0.25 gal
tert-Butanol	FL IB		L	0.75	0.75	0.25 gal
Toluene	FL IB		L	4.3	11	1.7 gal
Triethylamine	FL IB	corrosive	L	5.5	17	0.13 gal
				Total Flammable Liquids 1B	2379 gal	
1-Butanol	FL IC		L	1.5	5	1 gal
Chip Production waste	FL IC		L	35	65	5 gal
Misc liquids	FL IC		L	1	1	varies
				Total Flammable Liquids 1C	71 gal	
Misc liquids & solids	Highly toxic		L, S	0.6	0.6	varies
Sodium azide	Highly toxic		S	0.73	0.73	0.22 lb
				Total Highly toxics	1.35 lb	
				Total Highly toxics including secondary hazards	5 lb	

7/10/2015 Page 2 of 3

EXHIBIT “E”
WEST\258445808.17

EXHIBIT “E”
WEST\258445808.17

EXHIBIT “F”
Work Letter
(See Attached)
EXHIBIT “F”

EXHIBIT “F”
WORK LETTER
1.General.
(a)The purpose of this Work Letter is to set forth (i) what work is to be performed by Lessor as part of the Warm Shell Work as described in Schedule “F-1” attached to this Work Letter, and the preliminary budget for the Warm Shell Work as set forth in Schedule “F-2” and (ii) certain information regarding the Market Ready Improvements and Tenant Improvements, including the space plans for the Market Ready Improvements and the Tenant Improvements in Schedule “F-3” attached to this Work Letter, and the preliminary combined budget and list of inclusions and exclusions for the Market Ready Improvements and Tenant Improvements in Schedule “F-4” attached to this Work Letter. Furthermore, this Work Letter (y) sets forth the mechanics for completion of the construction of the Warm Shell, Market Ready Improvements, and Tenant Improvements and (z) establishes a time schedule for Substantial Completion (as defined below in Paragraph 2(c)) of construction of the same (a preliminary construction schedule is attached hereto as Schedule “F-5”). The Warm Shell Work, Market Ready Improvements and Tenant Improvements are hereinafter collectively referred to as the “Work”.
(b)Except as defined in this Work Letter to the contrary, all terms utilized in this Work Letter shall have the same meaning ascribed to them in the Lease. When work, services, consents or approvals are to be provided by or on behalf of Lessor or Lessee, the term “Lessor” and “Lessee” shall include such parties’ employees and authorized agents.
(c)The provisions of the Lease, except where clearly inconsistent or inapplicable to this Work Letter, are incorporated into this Work Letter; provided, however, that the provisions of this Work Letter shall govern the Work rather than the provisions of Paragraph 15(d) of the Lease.
(d)The Market Ready Improvements and the Tenant Improvements shall be constructed pursuant to this Work Letter by (or on behalf of) Lessee, with the cost thereof to be shared by Lessor and Lessee as described in Paragraph 14 of the Lease.
(e)The Warm Shell Work shall be constructed pursuant to this Work Letter by (or on behalf of) Lessor, at Lessor’s sole cost and expense.
2.Design Period, Construction Period and Delivery.
(a)Delivery. Lessee shall be permitted Early Entry into the Premises prior to the Commencement Date in accordance with the terms and conditions set forth in Paragraph 2(f) of the Lease.
(b)Delay of Delivery.
EXHIBIT “F”

(i)The parties shall attempt in good faith to resolve any dispute arising out of or relating to approval of the Tenant Improvement Documents (as defined in Paragraph 3(b) below) in accordance with the terms set forth in this Work Letter. If Lessee has not approved such documents by 5:00 pm Pacific Standard Time on the applicable date set forth in Paragraph 3(c) below, then within two (2) business days following such failure, both Lessor and Lessee shall provide the other with written notice (each such notice, a “Design Dispute Notice”) that shall include with reasonable particularity (1) a statement of each party’s position and a summary of arguments supporting that position and (2) the name and title of the executive who will represent that party and of any other person who will accompany the executive.
Within two (2) business days after the date required for delivery of the Design Dispute Notices, the designated executives of both parties shall meet at a mutually acceptable time and place. Unless otherwise agreed in writing by the negotiating parties, the above-described negotiation shall end at the close of the first meeting of executives described above (the “First Meeting”). Such closure shall not preclude continuing or later negotiations, if desired.
If the parties fail to resolve the dispute at this First Meeting, the parties shall initiate binding arbitration proceedings with an arbitrator experienced in resolving disputes related to the design of commercial properties (the “Design Arbitrator”), to be mutually agreed upon and retained by the parties in writing upon execution of this Lease or within twenty-one (21) days thereafter. If the parties fail to agree upon a Design Arbitrator within such twenty-one day period, either party may apply to the American Arbitration Association to appoint an Arbitrator, and the parties shall split all associated administrative fees from the American Arbitration Association and hereby consent to the jurisdiction of the American Arbitration Association for such purposes. The Design Arbitrator shall only have the authority to choose between the positions (including the amount of Tenant Delay and Lessor Delay) set forth in the Design Dispute Notices, as well as to determine the amount of Tenant Delay and Lessor Delay, which shall be equal to the number of days that elapse from the applicable Final Approval Date set forth in Paragraph 3(c) to the date that the dispute regarding the Tenant Improvement Documents is resolved by the Design Arbitrator. If the Design Arbitrator selects the Lessee’s position, the delay shall be a Lessor Delay. If the Design Arbitrator selects the Lessor’s position, the delay shall be a Tenant Delay. The Design Arbitrator shall render a decision within ten (10) business days following the conclusion of the First Meeting.
The parties agree to enter into a separate Agreement with the Design Arbitrator, which shall include the following provisions: the parties shall agree (i) to split equally all fees of the Design Arbitrator in connection with the Design Arbitrator’s services, and payment of such fees to the arbitrator shall be enforceable by any court of competent jurisdiction; (ii) to the extent allowable under applicable law, to defend and indemnify (subject to Section 14 below), the Design Arbitrator from claims, damages or causes of action (including reasonable attorneys’ fees) arising out of the parties’ acts or omissions under this Lease or the acts or omissions of any contractor or design professional providing services or labor or materials in connection with the Work.
(ii)With respect to delays other than the delays described in subparagraph (i) above, no Lessor Delay or Tenant Delay shall be deemed to have occurred
EXHIBIT “F”

hereunder or in the Lease unless and until the party claiming such a delay has provided written notice to the other party specifying the action or inaction that such notifying party contends constitutes a Lessor Delay or Tenant Delay, as applicable as soon as possible, but not later than three (3) business days after the occurrence of such delay. The Lessor Delay or Tenant Delay, as set forth in such notice, shall be deemed to have occurred commencing as of the date that the event triggering the delay occurred and continuing for the number of days the performance in question was in fact delayed as a direct result of such action or inaction, provided that the party claiming such delay exercises commercially reasonable efforts to mitigate, if reasonably possible, the delaying effect of the complained of action or inaction.
(c)Certain Definitions.
(i)Force Majeure Delay. The term “Force Majeure Delay” as used in the Lease or this Work Letter shall mean any delay in the performance of any act or thing required hereunder which is attributable to strikes, lock-outs, weather conditions, casualties, acts of God, labor troubles, inability by the exercise of reasonable diligence to procure materials, inability by the exercise of reasonable diligence to obtain supplies, parts, employees or necessary services, failure of power, governmental laws, orders or regulations, actions of governmental authorities, riots, insurrection, war or other causes beyond the reasonable control of such party, or for any cause due to any act or neglect of the other party hereto or its respective servants, agents, employees, licensees, or any person claiming by, through or under them.
(ii)Lessor Delay. The term “Lessor Delay” as used in the Lease or this Work Letter shall mean any delay in the Substantial Completion of the Work (as defined in Paragraph 2(c) below) in accordance with the timelines provided in the Construction Schedule attached hereto as Schedule “F-5”, as the same may be adjusted by Change Order, to the extent due to (i) Lessor’s failure to deliver the Tenant Improvement Documents by the dates set forth in Section 3(c) below and (ii) any Lessor Delay specified in this Work Letter or in the Lease, including, without limitation, any Lessor Delay agreed upon in writing following the First Meeting (defined above) or determined by the Design Arbitrator as set forth above.
(iii)Tenant Delay. The term “Tenant Delay” as used in the Lease or this Work Letter shall mean any delay in the Substantial Completion of the Work (as defined in Paragraph 2(c) below) in accordance with the timelines provided in the Construction Schedule attached hereto as Schedule “F-5”, as the same may be adjusted by Change Order, to the extent due to (a) any material interference by Lessee with the work of the General Contractor or its subcontractors during Lessee’s Early Entry; (b) a written Change Order (as defined below) requested by Lessee, but only to the extent of the Tenant Delay specified in such Change Order; (c) any Tenant Delay specified in this Work Letter or in the Lease, including, without limitation, any Tenant Delay agreed upon in writing following the First Meeting (defined above) or determined by the Design Arbitrator as set forth above; (d) the inclusion of any so-called “long lead” materials in the improvements (such as fabrics, paneling, carpeting or other items that are not readily available within industry standard lead times [e.g., custom made items that require time to procure beyond that customarily required for standard items, or items that are currently out of stock and will require extra time to back order] and for which suitable substitutes exist); provided, however, that if any such “long lead” item is not specified in the Schedules attached to
EXHIBIT “F”

this Work Letter, its inclusion shall not constitute a Tenant Delay unless Lessor has notified Lessee that such item is a “long lead” item and has given Lessee a reasonable period of time to approve the inclusion of the item prior to the time at which it would delay Substantial Completion of the Work; (e) Lessee’s failure to provide, within a reasonable period of time, information requested by Lessor that is reasonably necessary for the Substantial Completion of the Work; and (f) Lessee’s failure to make any payment required under this Work Letter within the period specified therefor (it being acknowledged that if Lessee fails to make or otherwise delays making such payments, Lessor may stop work rather than incur costs which Lessee is obligated to fund but has not yet funded and any delay from such a work stoppage will be a Tenant Delay). Lessee shall be liable for, and shall pay all costs and expenses incurred by Lessor to the extent caused by a Tenant Delay.
(iv)Substantial Completion or Substantially Completed. Lessor’s Work shall be “Substantially Completed” and Lessor shall have attained “Substantial Completion” of the Work when all of the Work is completed in accordance with the approved Documents and all requirements of Applicable Laws other than (i) non-material punch-list items, and (ii) Lessor has obtained a Temporary Certificate of Occupancy (“TCO”) for the Premises or such other documentation from the City specifying that the Premises can be legally occupied. Notwithstanding the foregoing, Lessor shall promptly and diligently pursue the completion of all such non-material punch-list items within the Premises within a reasonable period of time.
3.Preparation of Plans and Construction Schedule and Procedures. Delivery of all plans and drawings referred to in this Section 3 shall be electronic, unless otherwise agreed by Lessor and Lessee. Lessor and Lessee shall arrange for the construction of the Work in accordance with the following schedule:
(a)Selection of Architect and Engineer. Subject to Lessee’s approval, not to be unreasonably withheld, conditioned or delayed, Lessor shall select an architect (“Designer”) and an engineer (“Engineer”) familiar with all rules, regulations, instructions and procedures promulgated by Lessor with respect to design and/or construction in the Building (collectively, the “Building Requirements”) and with all Applicable Laws. Lessee’s failure to approve the selection of the Engineer or the Designer within three (3) business days of Lessor’s delivery of written notice of such selection to Lessee shall be deemed Tenant Delay. Thereafter, Lessor shall engage and manage the Designer and Engineer.
If, following the engagement of the Designer or the Engineer, Lessor unilaterally decides to terminate either the Designer or the Engineer, any delay in the Substantial Completion of the Work caused by or attributable to such termination shall be deemed Lessor Delay. If, following the engagement of the Designer or the Engineer, Lessee unilaterally decides to direct Lessor to terminate either the Designer or the Engineer, any delay in the Substantial Completion of the Work caused by or attributable to such termination shall be deemed Tenant Delay. If Lessor and Lessee mutually decide to terminate the Designer or the Engineer, the parties shall execute a Change Order to revise the construction schedule to account for any delay in the Substantial Completion of the Work, and there shall be no Tenant Delay or Lessor Delay associated with such mutual termination.
EXHIBIT “F”

(b)Building Plans. Lessor shall cause the Designer to electronically submit to the Lessee the Schematic Design Documents, the Design Development Documents, and the Construction Documents for the Market Ready Improvements and the Tenant Improvements (collectively, the “Tenant Improvement Documents”) by the dates set forth in Section 3(c) below. Lessor shall also cause Designer to electronically submit to Lessee the Schematic Design Documents, the Design Development Documents, and the Construction Documents for the Warm Shell Work when the same are available. Lessee shall have the right to review and approve the Tenant Improvement Documents; provided, however, that so long as the Tenant Improvement Documents are consistent with Schedule “F-3” and Schedule “F-4” attached to this Work Letter, Lessee’s approval shall not be unreasonably withheld, conditioned, or delayed and such approval shall otherwise be given within the time frames in this Section 3. Prior to the approval dates set forth in Section 3(c) below, if Lessee requests that Lessor make any changes to the Tenant Improvement Documents, Lessee and Lessor shall work together in good faith to promptly agree upon any changes to the Tenant Improvement Documents necessary to cause the Tenant Improvement Documents to be consistent with Schedule “F-3” and Schedule “F-4” attached to this Work Letter, and any previously approved Tenant Improvement Documents.
(c)Final Approval of Documents. Provided that Lessor shall deliver to Lessee the Tenant Improvement Documents at least five (5) days in advance of the dates set forth below, Lessee shall approve the Tenant Improvement Documents by the dates set forth below (“Final Approval Dates”). Lessee’s failure to approve the Tenant Improvement Documents by the applicable Final Approval Date shall be eligible for Tenant Delay as set forth in Section 2(b)(i) above and Lessor’s failure to submit the Tenant Improvement Documents at least five (5) days in advance of the Final Approval Dates shall be eligible for Lessor Delay as set forth in Section 2(b)(i) above.

Tenant Improvement Document:	Final Approval Date:
Schematic Design Documents	July 20, 2015
Design Development Documents	August 19, 2015
Construction Documents	October 8, 2015
4.General Contractor and Review of Plans.
(a)Selection of General Contractor. Lessor intends to use ACT as a general contractor to construct the Work (the “General Contractor”), which was selected through a competitive bidding process. As soon as reasonably practicable, General Contractor shall cause to be prepared, and delivered to Lessor and Lessee, a cost estimate for the Work, separately identifying costs of (1) the Warm Shell Work, and (2) the Market Ready Improvements and the Tenant Improvements, collectively. Lessor and Lessee shall cooperate to achieve efficiencies in the cost of the Work and to value-engineer the cost of the Work and shall confer and negotiate in good faith to reach agreement on a Final Budget for the Work (such approved budget, the “Final Budget”). Lessor shall enter into a construction contract with the General Contractor (the “Construction Contract”) in the amount of the Final Budget. Lessor shall provide Lessee with a copy of the proposed Construction Contract prior to execution for Lessee’s approval and shall provide Lessee with a copy of the approved Construction Contract following execution thereof with General Contractor. Lessee’s approval of the Construction Contract shall not be
EXHIBIT “F”

unreasonably withheld, conditioned, or delayed. If Lessee objects to any term(s) of the proposed Construction Contract, Lessee shall promptly work with Lessor to resolve such concerns so as not to delay Substantial Completion of the Work. Lessee’s failure to timely approve the Construction Contract shall be a Tenant Delay.
Notwithstanding the foregoing, Lessee shall have the right to direct Lessor in writing to terminate the General Contractor’s work on the Market Ready Improvements and the Tenant Improvements and to select an alternate contractor to complete Market Ready Improvements and the Tenant Improvements, but shall have no right to direct Lessor to terminate the General Contractor’s performance of the Warm Shell Work. Any delay in Substantial Completion of the Work caused by Lessee’s exercise of this termination right, including without limitation delay caused by selection of an alternate contractor and/or delay caused by having two general contractors completing different portions of the Work, shall be deemed to be a Tenant Delay. In the event that Lessee elects to terminate the General Contractor, Lessee further agrees that it will reimburse or compensate Lessor for any liability, cost, expense, loss or damage (including attorneys’ fees) which Lessor may suffer or incur by reason of Lessee’s election to terminate the General Contractor, including without limitation Lessor’s defense of a breach of contract action by the General Contractor for wrongful termination. Lessee further agrees that Lessee shall be solely responsible to reimburse Lessor for any increases in the costs to complete the Work due to Lessee’s election to terminate the General Contractor.
(b)Lessor’s Review Responsibilities. Lessee agrees and understands that the review of all of the plans pursuant to this Work Letter by Lessor is solely to protect the interests of Lessor in the Building and the Premises, and Lessor shall not be the guarantor of, nor responsible for, the correctness or accuracy of any such plans or compliance of such plans with Applicable Laws.
(c)Permits and Approvals. Lessee and Lessor shall cooperate in efforts to obtain all permits and approvals that may be required to construct the Work, and for Lessee to occupy the Premises (including all Critical Permits as defined in the Lease, which shall be obtained by Lessor).
5.Tenant Improvements. The term “Tenant Improvements” shall include, to the extent specified in the Tenant Improvement Documents, all signage, freestanding workstations, built-in related cabinets, reception desks, all telecommunication equipment and related wiring, and all carpets and floor coverings, but Tenant Improvements shall not include any personal property or trade fixtures of Lessee.
6.Construction of the Work. Promptly after Lessor and Lessee have approved the Tenant Improvement Documents and the Final Budget, the General Contractor shall (i) provide Lessor and Lessee with a construction schedule, which shall incorporate and include any of Lessee’s subcontractors (including without limitation, furniture vendors, subcontractors for IT, cabling, AV and security), and (ii) commence construction of the Work. The Work shall be performed in a diligent, good and workman like manner using new materials. The Work shall comply in all respects with the following: (a) the City of Menlo Park Building Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may
EXHIBIT “F”

apply according to the rulings of the controlling public official, agent or other person; (b) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (c) building material manufacturer’s specifications. Lessee hereby acknowledges that the Lessor may be required to cause union only labor to be utilized on some portions of the Work, including, without limitation, mechanical, electrical and plumbing. At the conclusion of construction, the General Contractor and Designer shall notify Lessor and Lessee of the Substantial Completion of the Work. At the conclusion of construction, the General Contractor shall also deliver to Lessor (who shall deliver copies of the same to Lessee) (i) “As-Built” plans of the Work in hard copy together with a digital copy (in such commercially reasonable format as shall be designated by Lessor), and (ii) lien waivers/releases from the General Contractor and all of its sub-contractors reflecting that the cost of the Work has been paid in full.
7.Weekly Job Meetings. General Contractor shall conduct weekly job meetings on site. Lessor shall have the right, but not an obligation, to attend any job meeting. During each such job meeting the General Contractor shall among other things provide a report as to the construction and progress against the Tenant Improvement construction schedule.
8.Change Orders. In the event that Lessee desires to make any changes to the approved Tenant Improvement Documents, Lessee shall seek Lessor’s prior written approval of any such changes before they are made and such changes, as well as any Tenant Delay resulting therefrom, must be identified in an approved written “Change Order” prior to proceeding with such changes.
Changes to the dates set forth in the construction schedule attached to this Work Letter as Schedule “F-5” shall also be done via a written Change Order approved by Lessor.
9.Lessee Work. All improvements or alterations constructed in the Premises by Lessee or Lessee’s contractors prior to the Commencement Date shall be subject to the following requirements:
(a) Any such entry into the Premises by Lessee or Lessee’s contractors shall be subject to the prior written consent of the Lessor, which consent may be withheld by Lessor in Lessor’s sole discretion; provided, however, that Early Entry for the purposes set forth in Section 2(f) of the Lease shall be governed by that Section.
(b) Such work shall not proceed until Lessor has approved in writing (1) the amount and coverage of public liability and property insurance, with Lessor, its property manager and mortgagor named as additional insureds, carried by Lessee’s contractor and (2) a schedule for the work.
(c) All work shall be done in conformity with a valid permit when required, a copy of which shall be furnished to Lessor before such work is commenced. In any case, all such work shall be performed in accordance with all Applicable Laws.
EXHIBIT “F”

10.Staging Area/Coordination of Efforts. Lessee shall cause its contractors and their subcontractors to schedule all deliveries to the Building with Lessor’s designated project representative at such times as shall be reasonably directed by such designated representative. Lessee shall direct that its contractors and materialmen use only those areas outside of the Premises for staging and material assembly that are designated from time to time by Lessor’s project representative. Lessee shall require that all of its contractors and materialmen use reasonable efforts to coordinate their activities within the Building and the Building site with Lessor’s designated project representative so as to avoid when possible disruption to the Work or work of others within the Building.
11.Insurance Requirements. All contractors shall provide the following insurance coverages:
(a)General Coverages. General Contractor (and all sub-contractors) shall carry, to the extent required by law, worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Lessee as set forth in the Lease.
(b)Special Coverages. Lessor shall carry “Builder’s All Risk” insurance in an amount reasonably approved by Lessor covering the construction of the Work and the premiums for such shall be included in the cost of construction. Such “Builder’s Risk” insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Lessor including, but not limited to, the requirement that the General Contractor and all sub-contractors shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $1,000,000 per incident, $3,000,000 in aggregate, and in form and with companies as are required to be carried by Lessee as set forth in the Lease.
Lessor shall carry property insurance for the Warm Shell Work, Market Ready Improvements, and Tenant Improvements. Lessee shall be responsible for carrying property insurance for any other alterations.
Lessor reserves the right to carry flood or earthquake insurance if Lessor, in its sole discretion, determines that such coverage is necessary.
(c)General Terms. Certificates for all insurance carried pursuant to this Paragraph 11 shall be delivered to Lessor before the commencement of construction of the Work and before the General Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will endeavor to give Lessor thirty (30) days prior written notice of any termination or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Work is damaged by any cause during the course of the construction thereof, Lessor shall promptly repair (or cause the same to be repaired) at no cost to Lessee. The General Contractor and all sub-contractors shall maintain all of the foregoing insurance coverage in force until the Work is fully completed. All policies carried under this Paragraph 11 shall insure Lessor and Lessee, as their interests may appear, as well as the General Contractor and sub-contractors. All insurance, except Workers’
EXHIBIT “F”

Compensation, maintained by the General Contractor and all subcontractors shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Lessor by Lessee under the Lease, as reaffirmed under Section 14 of this Work Letter.
(d)Casualties during Construction. Lessee shall carry insurance coverage for loss of use and business interruption caused by casualties that occur during construction, and Lessor shall have no liability to Lessee for loss of use or business interruption damages caused by casualties during construction. Lessor shall carry insurance coverage for lost rent caused by casualties that occur during construction, and Lessee shall have no liability to Lessor for lost rent damages caused by casualties during construction.
12.Warm Shell. Lessor shall construct the Warm Shell Work at Lessor’s cost and expense. Lessor hereby agrees that the Warm Shell Work shall be constructed substantially in accordance with the material elements of the description of the Warm Shell Work attached as Schedule “F-1” to this Work Letter.
13.Delivery of Premises to Lessee and Condition of Premises. Lessor shall deliver possession of the Premises to Lessee subject punch list items, Force Majeure and Tenant Delays with the Work Substantially Completed at the time set forth in the Lease.
14. Construction Period Provisions. Lessor and Lessee agree that, notwithstanding anything in the Lease or this Work Letter to the contrary, the following provisions shall apply during the Construction Period (defined below):
(a)The parties acknowledge that the estimated costs to complete the Warm Shell Work, the Market Ready Improvements and the Tenant Improvements are currently $33,000,000 as set forth on the budgets attached hereto as Schedule “F-2” and Schedule “F-4”. Lessor is responsible for paying the cost of the Warm Shell Work, estimated to be $11,400,000 as described on Schedule “F-2”. Lessor is also responsible for funding the Lessor’s Contribution (as defined in Paragraph 14(a) of the Lease) for the Market Ready Improvements in the amount of $9,900,000 and the Tenant Improvement Allowance (as defined in Paragraph 14(a) of the Lease) for the Tenant Improvements in the amount of $2,700,000. Lessee is responsible for reimbursing Lessor for the Tenant Improvement Shortfall (as defined in Paragraph 14(a) of the Lease), which amount is currently estimated to be $9,000,000. During the period from the Effective Date of this Lease through Substantial Completion of the Work (the “Construction Period”), the Lease also requires Lessee to prepay Base Rent in the amount of $2,160,000 and Additional Rent in the amount of $180,000 and deliver to Lessor a Security Deposit in the amount of $4,500,000 in the form of a Letter of Credit. Accordingly, Lessee’s aggregate cash outlay during the Construction Period is expected to be $11,340,,000 compared with Lessor’s total cash outlay of $24,000,000 and estimated total project costs of $33,000,000 (with Lessee’s portion of such costs expected to be 34%, but such percentage will be reduced by the inclusion in Project Costs (defined below) of the portion of Lessor’s acquisition costs for the Project
EXHIBIT “F”

attributable to the value of the Building). All of Lessee’s cash outlays during the Construction Period are expected to be paid directly to Lessor.
(b)Lessor agrees that, during the Construction Period, the amount it collects from Lessee (estimated to be $11,340,000), together with the amount of any obligation of Lessee to indemnify Lessor for damage claims caused by or resulting from Lessee’s own acts or failures to act related to completion of construction, which amounts shall calculated to include (i) the accreted value of any payments previously made by Lessee plus (ii) the present value of the maximum amount that Lessee could be required to pay as of that point in time (whether or not construction is completed) discounted at Lessee’s incremental borrowing rate, shall not in any one instance exceed 89.9% of the project costs then incurred by Lessor at any time during the Construction Period (i.e., “Project Costs” shall be the sum of costs capitalized by Lessor under generally accepted accounting principles in connection with the Work (estimated to be $33,000,000), the portion of Lessor’s acquisition costs for the Project attributable to the value of the Building and other costs related to the Property paid by Lessor to third parties other than lenders or owners of Lessor); provided, however, that to the extent any such amount or obligation would exceed 89.9% of the then incurred Project Costs and Lessee’s obligation to make such payment or satisfy such obligation is not allowed because the foregoing threshold is exceeded, Lessee’s payment obligations with respect thereto shall not be excused but shall be deferred until the 89.9% test is satisfied or the Construction Period ends, whichever is earlier. Lessor further agrees that during the Construction Period, the Tenant Improvement Shortfall shall not be applied to any structural improvements to the Building, utility or insurance costs of Lessor, or costs that are general in nature (as opposed to costs specific to Lessee’s requirements), which costs will be paid for by Lessor as part of Lessor’s estimated contribution to the project costs. The Tenant Improvement Shortfall, estimated at $9,000,000, shall only be directed toward improvements that are specific to Lessee’s requirements. Consistent with the foregoing, Lessee may request from Lessor from time to time Lessor’s certification as to the current amount of the total Project Costs incurred to date at that time and that the amounts paid or to be paid by Lessee are not reimbursement for the items prohibited by this clause, and Lessor shall endeavor to provide supporting documentation upon Lessee’s reasonable request for purposes of determining Lessee’s accounting treatment.
(c)Lessor agrees that, during the Construction Period, with respect to any indemnity obligation of Lessee arising at any time during the Construction Period, (i) the term “Lessor” shall mean and shall be limited to Menlo Park Portfolio II, LLC (or any entity that that succeeds to Menlo Park Portfolio II, LLC’s interest as Lessor under the Lease) and shall not include any other person or entity; provided, however, that Lessor may include in any claim owed by Lessee to Lessor any amount which Lessor shall pay or be obligated to indemnify any other person or entity, and (ii) any such indemnity obligation shall be limited to damage claims caused by or resulting from Lessee’s or its agent’s own acts or failures to act. In addition, Lessor agrees that, during the Construction Period, Lessor shall only draw upon the Letter of Credit for actual damages incurred by Lessor caused by or resulting from Lessee’s or its agent’s own acts or failures to act.
EXHIBIT “F”

SCHEDULE “F-1”
Description of Warm Shell Work
1315 O’BRIEN DRIVE
WARM SHELL DEFINITION
1. THE BASE SITEWORK / BUILDING
1315 O’Brien Drive is an existing building that will be renovated.
1.1. Sitework: The existing site will include new asphalt paving and striping in some areas as well as renovated landscape areas on the southern, O’Brien Drive, street frontage. New site signage will be installed as required by current T24 and ADA accessibility standards. A total of 366 parking spaces will be associated with the R&D building.
1.2. Building: The base building is an existing 2-story building that will be renovated both inside and outside. Interior demolition will consist of clearing the space of any and all office finishes, including ceilings, carpeting, interior walls, demolishing all existing bathrooms and bringing the space to a cold shell level. This demolition will also include removal and reuse of existing HVAC units and unused MEP infrastructure back to its source currently supporting the building. Exterior demolition will consist removing the center portion of the southern wall of the building, allowing the construction of a new 2-story lobby/entry way with an open stairway to the second floor. All shell interior construction will be designed to allow for expansion for future tenants improvements.
1.3. The building will be renovated, providing a “warm shell”, construction Type III-B building with the envelope, structure, building core (including elevators, stairs and restrooms), interior finishes, mechanical, electrical and safety systems as described below.
2. ENVELOPE
The building is to be fully enclosed and watertight.
2.1. Exterior walls are constructed of concrete, metal panels, glass and aluminum punched windows and storefront glazing systems.
2.2. Windows and glazing systems to use high-performance, low-e, insulated glass.
2.3. Roofing is an existing single-ply membrane, installed in 2011.
2.4. Exterior architectural building elements and finishes may include architectural steel, metal panels, painted / textured concrete, canopies, trellises and sunshade / light shelf devices.
3. BUILDING STRUCTURE
The existing building was designed per the seismic standards of the 1979 Uniform Building Code. The lateral load resisting system will be voluntarily upgraded per Chapter 34 Section 3404.5 of the 2013 California Building Code
3.1. Building configuration is partial 2 stories, above grade with floor to floor height of 15’6”+- in the 2 story areas and 31’0”+- in the high bay areas.
3.2. The primary building structure is constructed of tilt-up concrete panels ranging 6.25” – 10” thick with a lateral system of concrete shear walls and steel braced frames. The steel structure includes columns, steel trusses, steel roof deck, and raised equipment platform above roof. The roof platform will be 8,000 SF (approx), located near Column lines D-H and column line 4-6 and will have sufficient load carrying capacity for evaporative mechanical equipment totaling 300 tons of cooling capacity.
SCHEDULE “F-1”

3.3. The foundation system of the building consists of perimeter spread footings and concrete column pads.
3.4. The first level reinforced concrete slab-on-grade is 8” thick.
3.5. The second floor slab is a 5” thick concrete filled metal deck supported by steel beams and trusses. It is designed for up to 150 psf live load.
3.6. The roof structure is a metal deck supported by steel beams and trusses.
3.7. Steel interior tube columns vary in size from 6”x6” up to 10”x10” square. They are predominantly located on a +/- 40’x40’ column grid layout and at +/- 20’x40’ at the 2 story areas.
3.8. A new approximately 8000 square foot structural steel roof equipment platform will be placed above the existing roof structure above the existing second floor mezzanine and will support new HVAC units. Roof screens will be attached around the perimeter of the platforms to block the roof equipment from “line-of-sight”.
3.9. Exterior walls are constructed of concrete, metal panels, glass and aluminum punched windows and storefront glazing systems.
3.10. The primary structural frame, exterior bearing walls, interior bearing walls and floor construction with associated secondary members will be fire rated construction as required for the proposed warm shell build out.
3.11. Roof construction and associated secondary members to be fire rated construction as required for the proposed warm shell build out.
3.12. Stair and mechanical shaft enclosures to be fire rated construction as required for the proposed warm shell build out.
4. BUILDING CORE
The building has common and core areas included in the base building and will incorporate elevators, stairs, main lobby, restrooms, janitor closets, MPOE for utilities, mechanical shafts and fire sprinkler riser rooms.
4.1. Elevators: Two (2) elevators will be provided. The first being an electric track system similar to Kone “Ecospace”. The other elevator will be a hydroelectric freight elevator with a 1,500lb capacity (minimum). These elevators will serve 2 levels: first level and second level only.
4.2. Stairs: Three (3) stairwells will be provided to accommodate code required exiting for undivided tenant spaces. Stairwell enclosure finishes include painted walls, building standard doors and exposed concrete floors. Lighting, fire protection, code required signage and other infrastructure systems to be installed as required.
4.3. Main Lobby: The main lobby is a two-story atrium with a glass, 2-story glazed storefront entrance system that opens to the front plaza. The lobby stair will also have a steel and cable or glass handrail system.
4.4. Restrooms: Two (2) main restroom cores will be fully finished and functional, one on each floor level. Finishes to include: 4.1.1. Ceramic tile on floors and ‘wet’ walls
4.4.1. Solid surface countertops
4.4.2. Laminate toilet partitions
SCHEDULE “F-1”

4.4.3. Stainless steel accessories
4.4.4. Finished ceiling systems and lighting
4.4.5. Plumbing Fixtures to include: 4.1.6.1. (24) Water Closets (Floor Mounted)
4.4.5.1. (6) Urinals
4.4.5.2. (25) Lavatories
4.4.5.3. (8) Showers
4.5. Janitor’s Closets: Restrooms to include janitor/storage closet on each floor level.
4.6. Main Electrical Room: The main electrical room /MPOE will have a minimum of two services totaling 5000 amps. All services will be 277/480 VAC, three phase, four wire electrical services. Lighting and distribution panels will be installed for building core elements.
4.7. Telephone / Data Closet: A telephone / data closet will be provided on the ground floor.
5. INTERIOR FINISHES
5.1. The main building lobby may incorporate concrete, glass, stone, wood, steel and other materials consistent with a class A office building.
5.2. Interior surfaces of the exterior building walls will be exposed glass/aluminum, painted concrete or insulated furred walls as required to meet minimum title 24 energy compliance standards for the base building shell. Painted gypsum board, taped and finished, and other interior finishes are excluded from warm shell and will be a part of tenant improvements.
5.3. Interior gypsum wallboard or shaft wall at core elements to be provided with paint finish and fire-taped as required.
5.4. Restrooms to be completely finished out as described above.
5.5. No ceilings are to be installed except in restrooms (gypsum board) and main building lobby the extent of which is to be determined.
6. MECHANICAL
Operational heating, ventilation and air conditioning systems will provide conditioned air to all core element areas as required by code.
6.1. Mechanical plant designed to exceed Title 24 standards.
6.2. All finished core and lobby areas will have a completed mechanical system per Landlord’s minimum HVAC criteria.
6.3. Mechanical systems to be evaporative based units, 360 ton minimum capacity with the capability of future expansion by tenant. DDC Building Management System to be provided and function to control base building systems. Tenant will be allowed to install connectivity to the DDC for improved operational and energy efficiency integration. Where appropriate based on building height, as required by code life safety smoke control systems including stair and vestibule pressurization fans, ducting, shafts and floor by floor smoke control through dedicated fan systems or through the central air conditioning systems.
SCHEDULE “F-1”

6.4. The natural gas supply to the building will be metered separately for the warehouse and R&D tenant.
7. ELECTRICAL
Fully operational main electric service including main switchboard to serve base building shell lighting, power loads and base building electrical, mechanical and equipment loads.
7.1. The MPOE will have a minimum of two services totaling 5000 amps. All services will be 277/480 VAC, three phase, four wire electrical services. A minimum of 4000 amps at 277/480 VAC, three phase, four wire electrical service will be provided for the R&D portion of the building.
7.2. Lighting will be installed in improved areas to meet local building codes and new Title-24 requirements. Fire alarm will be design & installed in accordance with local codes.
.
8. SAFETY AND SECURITY
Fully operational life safety and access systems for building shell.
8.1. Base building is to be fully sprinklered and monitored as required by current building and fire codes. Fire sprinkler riser and wet sprinkler systems are provided for an undivided occupancy with upturned heads, typical.
8.2. Life safety system distribution (smoke detectors, annunciators, strobes, etc.) as required by code for core and common areas.
8.3. Lobby and other designated entrances will be equipped with card reader access with a minimum of four total perimeter doors.
8.4. An emergency generator will be provided to support Fire and Life Safety systems.
9. MISCELLANEOUS
9.1. Base building to be compliant with applicable building codes, including Title 24 and ADA requirements.
9.2. Exterior plazas to include paving systems, seating, landscaping, irrigation and lighting.
9.3. Bicycle lockers and bike racks to be provided.
9.4. Men’s and Women’s locker and shower facilities to be provided on first floor of the building.
9.5. Base Building shall include all common area facilities, including; loading areas, main telecommunications point of entry (MPOE) room, transformer, main switch gear room and other facilities required to service the entire building shell. All such rooms to be complete and operational.
SCHEDULE “F-1”

SCHEDULE “F-2”
Preliminary Budget for Warm Shell Work
[***]
SCHEDULE “F-2”
WEST\259130145.9

SCHEDULE “F-3”
Space Plans for Market Ready Improvements and Tenant Improvements
[***]
Schedule “F-3”
WEST\259130145.9

SCHEDULE “F-4”
Preliminary Combined Budget and List of Inclusions and Exclusions for Market Ready Improvements and Tenant Improvements
[***]
Schedule “F-4”

SCHEDULE “F-5”
Construction Schedule
Attached.
Exhibit “F”

1315 O'Brien Project Schedule v2.1.0

TARLTON

DRAFT

	Task Name	Duration	Start Date	End Date	% Complete
1	ENTITLEMENTS	58	05/28/15	08/17/15	0%
2	Planning Review Meeting	0	05/28/15	05/28/15	100%
3	Prep Full Planning Application	6	05/28/15	06/04/15	0%
4	Chemical List/Locations for Chemical CUP	6	05/28/15	06/04/15	0%
5	Submit Planning Application	0	06/04/15	06/04/15	0%
6	Planning Department Review Cycle	51	06/05/15	08/14/15	0%
7	City Council Meeting	0	07/21/15	07/21/15	0%
8	Planning Commission Meeting	0	08/17/15	08/17/15	0%
9	CONTRACTS	74	05/08/15	08/19/15	19%
10	Tenant	22	05/08/15	06/08/15	0%
11	Letter of Intent Signed	0	05/08/15	05/08/15	100%
12	Lease negotioans	20	05/11/15	06/05/15	0%
13	Lease Signed	0	06/08/15	06/08/15	0%
14	General Contractor	66	05/20/15	08/19/15	26%
15	Shell Contract Form Approval	0	05/25/15	05/25/15	100%
16	Determine Scope of Shell GMP	16	05/20/15	06/10/15	50%
17	Shell Budget Authorization	0	06/11/15	06/11/15	0%
18	Sub-Contractor Selection	15	06/12/15	07/02/15	0%
19	Authorization of Long-Lead Items	0	08/19/15	08/19/15	0%
20	SITE / SHELL PERMITTING PACKAGE	98	05/13/15	09/25/15	0%
21	DD PHASE (SITE / SHELL)	24	05/13/15	06/15/15	0%
22	Begin DD Phase	0	05/13/15	05/13/15	100%
23	DD Documentation	21	05/14/15	06/11/15	0%
24	STR,CVL,LAND,EP, LEED Coordination	21	05/14/15	06/11/15	75%
25	Issue DD Package	0	06/11/15	06/11/15	0%
26	DD Review and Budget Check	1	06/12/15	06/12/15	0%
27	DD Revisions	1	06/15/15	06/15/15	0%
28	DD Sign-off	0	06/15/15	06/15/15	0%
29	CD PHASE (SITE / SHELL)	36	06/12/15	07/31/15	0%
30	Begin CD Phase	1	06/12/15	06/12/15	0%
31	CD Documentation	25	06/15/15	07/17/15	0%
32	STR,CVL,LAND,EP, LEED Coordination	25	06/15/15	07/17/15	0%
33	Issue CD Package	0	07/17/15	07/17/15	0%
34	CD Review and Budget Check	5	07/20/15	07/24/15	0%
35	CD Revisions	5	07/27/15	07/31/15	0%
36	CD Sign-off	0	07/31/15	07/31/15	0%
37	PERMITTING PHASE (SITE / SHELL)	50	07/17/15	09/25/15	0%
38	Submit for plan check	0	07/17/15	07/17/15	0%
39	1st City review	30	07/20/15	08/28/15	0%
40	1st comments	0	08/28/15	08/28/15	0%
41	Response for 1st comments	10	08/31/15	09/11/15	0%
42	Resubmit	0	09/11/15	09/11/15	0%
43	2nd City review	10	09/14/15	09/25/15	0%
44	Permit issuance	0	09/28/15	09/28/15	0%
45	TI PERMITTING PACKAGE	149	05/18/15	12/10/15	0%
46	PROGRAMMING PHASE (TI)	23	05/18/15	06/17/15	0%
47	Begin programming	0	05/18/15	05/18/15	100%
48	Programming / Fit Plan	7.5	05/27/15	06/05/15	0%
49	Create Equipment Matrix	7.5	05/27/15	06/04/15	75%
50	Issue programming docs	0	06/05/15	06/05/15	0%
51	Program review	5	06/08/15	06/12/15	0%
52	Program adjustments	3	06/15/15	06/17/15	0%
53	Program / Fit Plan Sign-off	0	06/17/15	06/17/15	0%
54	SD PHASE (TI)	20	06/17/15	07/15/15	0%
55	Begin SD Phase	0	06/17/15	06/17/15	0%
56	SD Documentation	10	06/18/15	07/01/15	0%
57	STR,CVL,LAND, MEP, LEED Coord.	10	06/18/15	07/01/15	0%
58	Tel-Data Consultant SD	10	06/18/15	07/01/15	0%
59	Security Consultant SD	10	06/18/15	07/01/15	0%
60	Issue SD Package	0	07/01/15	07/01/15	0%
61	SD Review and Budget Check	5	07/02/15	07/08/15	0%
62	SD Revisions	5	07/09/15	07/15/15	0%
63	SD Sign-off	0	07/15/15	07/15/15	0%
64	DD PHASE (TI)	25	07/15/15	08/19/15	0%
65	Begin DD Phase	0	07/15/15	07/15/15	0%
66	DD Documentation	15	07/16/15	08/05/15	0%
67	STR,CVL,LAND, MEP, LEED Coord.	15	07/16/15	08/05/15	0%
68	Tel-Data Consultant DD	10	07/16/15	07/29/15	0%
69	Security Consultant DD	10	07/16/15	07/29/15	0%
70	Schematic Furniture Matrix	15	07/16/15	08/05/15	0%
71	Issue DD Package	0	08/05/15	08/05/15	0%
72	DD Review and Budget Check	5	08/06/15	08/12/15	0%
73	DD Revisions	5	08/13/15	08/19/15	0%
74	DD Sign-off	0	08/19/15	08/19/15	0%
75	CD PHASE (TI)	36	08/20/15	10/08/15	0%
76	Begin CD Phase	1	08/20/15	08/20/15	0%
77	CD Documentation	25	08/21/15	09/24/15	0%
78	STR,CVL,LAND, MEP, LEED Coord.	25	08/21/15	09/24/15	0%
79	Tel-Data Consultant CD	20	08/21/15	09/17/15	0%
80	Security Consultant CD	20	08/21/15	09/17/15	0%
81	Final Furniture Matrix / Plan	10	08/21/15	09/03/15	0%
82	Issue CD Package	0	09/24/15	09/24/15	0%
83	CD Review and Budget Check	5	09/25/15	10/01/15	0%
84	CD Revisions	5	10/02/15	10/08/15	0%
85	CD Sign-off	0	10/08/15	10/08/15	0%
86	PERMITTING PHASE (TI)	45	10/08/15	12/10/15	0%
87	Submit for plan check	0	10/08/15	10/08/15	0%
88	1st City review	25	10/09/15	11/12/15	0%
89	1st comments	0	11/12/15	11/12/15	0%
90	Response for 1st comments	10	11/13/15	11/26/15	0%
91	Resubmit	0	11/26/15	11/26/15	0%
92	2nd City review	10	11/27/15	12/10/15	0%
93	Permit issuance	0	12/11/15	12/11/15	0%
94	CONSTRUCTION	158	09/08/15	04/14/16	0%
95	INTERIOR DEMOLITION PHASE	15	09/08/15	09/28/15	0%
96	Demolition (earliest)	15	09/08/15	09/28/15	0%
97	SITE/SHELL CONSTRUCTION PHASE	144	09/28/15	04/14/16	0%
98	CONSTRUCTION PHASE (SITE / SHELL)	144	09/28/15	04/14/16	0%
99	Construction (estimated)	144	09/28/15	04/14/16	0%
100	TI CONSTRUCTION PHASE	90	12/11/15	04/14/16	0%
101	CONSTRUCTION PHASE (TI)	90	12/11/15	04/14/16	0%
102	Construction (end date)	90	12/11/15	04/14/16	0%

May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
Jan
Feb
Mar
Apr
May 3
May 10
May 17
May 24
May 31
Jun 7
Jun 14
Jun 21
Jun 28
Jul 5
Jul 12
Jul 19
Jul 26
Aug 2
Aug 9
Aug 16
Aug 23
Aug 30
Sep 6
Sep 13
Sep 20
Sep 27
Oct 4
Oct 11
Oct 18
Oct 25
Nov 1
Nov 8
Nov 15
Nov 22
Nov 29
Dec 6
Dec 13
Dec 20
Dec 27
Jan 3
Jan 10
Jan 17
Jan 24
Jan 31
Feb 7
Feb 14
Feb 21
Feb 28
Mar 6
Mar 13
Mar 20
Mar 27
Apr 3
Apr 10
Apr 17
Apr 24

Exhibit “F”

EXHIBIT “G”
Lessee’s Property
•Card access system including panels, card readers, door proximity readers - interior
•Security cameras and system
•EHS equipment AED, fire extinguishers, first aid kits, spill, kits, signage, Eye washes, showers
•AV equipment
•White boards
•Cold rooms and refrigeration systems
•Pre-action fire system, tanks, panels and monitor
•Liquid Nitrogen tank and evaporator
•Air compressors
•Racks and warehouse shelves
•DI water system – excluding distribution
•Hard-wall office furniture (all items)
•Free-standing open office furniture components where viable and not tied down (file cabinets, bookshelves, credenzas); and workstations
•Conference room tables
•Office chairs including conference rooms, break areas, etc.
•Lab space components where viable and not anchored (i.e., free-standing tables, glass ware cabinets, flammable storage/chemical cabinets, all lab stools, etc.)
•Non built-in lab, office and lunch/break room equipment
•Lobby Desks
•Autoclave
•Fume, Bio and Laminar flow hoods
•Emergency generator and transfer switch